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                                                                    EXHIBIT 2.1


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                            STOCK PURCHASE AGREEMENT



                                  by and among

                        Resco Holdings, Inc., as Seller,

                   Waste Management Holdings, Inc., as Seller

                             Waste Management, Inc.

                                      and

                    Synagro Technologies, Inc., as Purchaser







                           Dated as of April 28, 2000


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


                               TABLE OF CONTENTS


1.  Sale and Purchase...........................................................................1
         1.1  Sale and Purchase of the Company Shares...........................................1
         1.2  Closing...........................................................................1
         1.3  Purchase Price Adjustments........................................................2
2.  Representations and Warranties of the Sellers...............................................4
         2.1  Corporate Status and Authority....................................................4
         2.2  No Conflicts; Consents and Approvals, etc.........................................5
         2.3  Corporate Status of the Companies.................................................5
         2.4  The Company Shares................................................................6
         2.5  Subsidiaries......................................................................6
         2.6  Financial Statements..............................................................7
         2.7  Absence of Undisclosed Liabilities................................................7
         2.8  Real Property; Assets.............................................................7
         2.9  Contracts.........................................................................9
         2.10 Employment Agreements and Benefits, etc..........................................11
                  2.10.1  Employment Agreements and Plans......................................12
                  2.10.2  ERISA................................................................12
                  2.10.3  Disclosure...........................................................13
                  2.10.4  Tax Qualification....................................................13
                  2.10.5  Additional Benefits..................................................13
         2.11  Intellectual Property...........................................................13
         2.12  Governmental Authorizations; Compliance with Law................................14
         2.13  Litigation......................................................................15
         2.14  Taxes...........................................................................15
         2.15  Absence of Changes..............................................................16
         2.16  Environmental Compliance and Conditions.........................................17
         2.17  Banking and Agency Arrangements.................................................18
         2.18  Affiliate Transactions..........................................................18
         2.19  Brokers.........................................................................18
         2.20  Employee and Labor Matters......................................................19
         2.21  Customers.......................................................................19
         2.22  Information Systems Plan........................................................19
         2.23  Insurance.......................................................................20
         2.24  No Illegal Payments.............................................................20
         2.25  Suppliers.......................................................................20
         2.26  Names and Locations.............................................................20
         2.27  Accounts Receivable.............................................................21
         2.28  Wheelabrator Canada.............................................................21

3.  Representations and Warranties of the Purchaser............................................21


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
         3.1  Corporate Status and Authority...................................................21
         3.2  No Conflicts; Consents and Approvals, etc........................................21
         3.3  Financial Ability to Perform.....................................................22
         3.4  Litigation.......................................................................22
         3.5  Brokers..........................................................................22

4.  Covenants..................................................................................22
         4.1  Satisfaction of Closing Conditions...............................................22
         4.2  Conduct of Business, etc.........................................................23
         4.3  Access and Information...........................................................25
         4.4  Tax Matters......................................................................26
         4.5  Supplements to Disclosures.......................................................33
         4.6  Contact with Customers and Suppliers.............................................33
         4.7  Publicity........................................................................33
         4.8  Release of Guaranties, Bonds, etc................................................34
         4.9  Transition Services..............................................................36
         4.10 Intercompany Accounts............................................................37
         4.11 Indemnification of Directors and Officers........................................37
         4.12 Right to Use Certain Marks.......................................................37
         4.13 Confidentiality..................................................................38
         4.15 Resignations.....................................................................38
         4.16 Other Transactions...............................................................38
         4.17 Notice...........................................................................38
         4.18 Non-Competition and Conduct of Business..........................................39
         4.19 Insurance........................................................................41
         4.20 Certain Contracts and Commitments................................................41
         4.21 Certain Employee Obligations.....................................................41
         4.22 Marshall Case....................................................................42
         4.23 The Projects.....................................................................42
         4.24 Permits.  .......................................................................42

5.  Employees and Employee Benefit Plans.......................................................42

6.  Conditions Precedent.......................................................................44
         6.1  General..........................................................................44
         6.2  Conditions to Obligations of Both Parties........................................44
                  6.2.1  HSR Act...............................................................44
                  6.2.2  No Injunction, etc....................................................44
         6.3  Conditions to Obligations of the Sellers.........................................44
                  6.3.1  Representations and Warranties of the Purchaser.......................44
                  6.3.2  Certificate...........................................................44
                  6.3.3  Consents..............................................................44
                  6.3.4  Guarantee Releases....................................................44


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
         6.4  Conditions to Obligations of Purchaser...........................................45
                  6.4.1  Representations and Warranties of the Sellers.........................45
                  6.4.2  Officer's Certificate.................................................45
                  6.4.3  Resignations..........................................................45
                  6.4.4  Tax Certificate.......................................................45
                  6.4.5  Financing.............................................................45
                  6.4.6  Consents..............................................................45

7.  Indemnification............................................................................45
         7.1  Survival of Representations and Warranties.......................................45
         7.2  Indemnification..................................................................46
                  7.2.1  By the Sellers........................................................46
                  7.2.2  By the Purchaser......................................................50
                  7.2.3  Indemnification Procedures............................................51
                  7.2.4  Tax Treatment of Indemnity Payment....................................52
                  7.2.5  Exclusivity of Indemnification Provision..............................53

8.  General Provisions.........................................................................53
         8.1  Modification; Waiver.............................................................53
         8.2  Entire Agreement.................................................................53
         8.3  Certain Limitations..............................................................53
         8.4  Termination......................................................................54
         8.5  Expenses.........................................................................55
         8.6  Further Actions..................................................................55
         8.7  Post-Closing Access..............................................................55
         8.8  Notices..........................................................................56
         8.9  Assignment.......................................................................57
         8.10 No Third Party Beneficiaries.....................................................57
         8.11 Counterparts.....................................................................57
         8.12 Interpretation...................................................................57
         8.13 Governing Law....................................................................58
         8.14 Waiver of Punitive and Other Damages.............................................58
         8.15 Waste Management Obligations.....................................................58
         8.16 Certain Definitions..............................................................58


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          STOCK PURCHASE AGREEMENT, dated as of April 28, 2000, between Resco
Holdings, Inc., a Delaware corporation ("RESCO"), Waste Management Holdings, Inc., a Delaware corporation ("WMHI"), Waste Management, Inc., a Delaware corporation ("WMI") and Synagro Technologies, Inc., a Delaware corporation (the "PURCHASER"), relating to the purchase and sale of all of the shares of outstanding capital stock of Wheelabrator Water Technologies, Inc., a Maryland corporation ("WWTI") and of Residuals Processing, Inc., a California corporation ("RPI"). Each of Resco and WMHI may also be referred to herein individually as a "SELLER," and Resco and WMHI may be referred to herein together as the "SELLERS". Each of WWTI and RPI may also be referred to herein individually as a "COMPANY," and WWTI and RPI may be referred to herein together as the "COMPANIES."

          WHEREAS, Resco owns all of the outstanding capital stock (the "WWTI SHARES") of WWTI, and WMHI owns all of the outstanding capital stock (the "RPI SHARES," and together with the WWTI Shares, the "COMPANY SHARES") of RPI.

          WHEREAS, WMI directly or indirectly owns all of the outstanding capital stock of Resco and WMHI.

          WHEREAS, Resco wishes to sell the WWTI Shares to the Purchaser, WMHI wishes to sell the RPI Shares to the Purchaser and the Purchaser wishes to purchase the WWTI Shares and the RPI Shares.

          WHEREAS, WMI desires to guarantee the performance of the obligations of the Sellers hereunder and WMI desires to be subject to certain agreements herein to induce the Purchaser to purchase the Company Shares from the Sellers.

          NOW, THEREFORE, the parties hereto agree as follows:

     1.   Sale and Purchase.

          1.1 Sale and Purchase of the Company Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.2), (i) Resco shall sell, and the Purchaser shall purchase, the WWTI Shares, and (ii) WMHI shall sell, and the Purchaser shall purchase, the RPI Shares, for an aggregate purchase price of $146,100,000 plus the Marshall Case Costs (the "INITIAL PURCHASE PRICE"), in each case payable as set forth below in Section
1.2 and subject to adjustment as provided in Section 1.2(b) and Section 1.3.

          1.2 Closing. The closing of the sale and purchase of the Company Shares (the "CLOSING") will take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 at 10:00 A.M., New York time, on the date that is two business days after the satisfaction or waiver by the appropriate party of the conditions set forth in Sections 6.2, 6.3.3, 6.3.4, 6.4.5, and 6.4.6 or at such other place, date and time as the parties shall have agreed to in writing.


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The date on which the Closing shall occur is hereinafter referred to as the
"CLOSING DATE." At the Closing:

          (a) Resco and WMHI shall deliver to the Purchaser stock certificates representing the WWTI Shares and the RPI Shares, respectively, endorsed or accompanied by stock powers in favor of the Purchaser, and accompanied by all requisite stock transfer stamps;

          (b) the Purchaser shall deliver, by wire transfers of immediately available funds, the Initial Purchase Price, plus (x) an amount equal to the excess of the estimated adjusted combined stockholders' equity of WWTI and its subsidiaries and RPI and its subsidiaries as of the close of the business day immediately preceding the Closing Date which estimate shall be prepared by Sellers in accordance with Section 1.3 and delivered to the Purchaser at least one business day prior to the Closing (the "ESTIMATED ADJUSTED CLOSING STOCKHOLDERS EQUITY") over $126,643,806 (the "ADJUSTED OFFER BALANCE SHEET STOCKHOLDERS EQUITY") or minus (y) an amount equal to the excess of the Adjusted Offer Balance Sheet Stockholders Equity over the Estimated Adjusted Closing Stockholders Equity in the respective portions and to the respective accounts designated by Resco and WMHI.

          1.3 Purchase Price Adjustments.

          (a) Within 90 days after the Closing Date, the Sellers will prepare and deliver to the Purchaser an unaudited combined balance sheet of the Companies and their subsidiaries as of the close of the business day immediately preceding the Closing Date (the "CLOSING BALANCE SHEET"), which shall be prepared on the basis of the same accounting principles, consistently applied, as those used in the preparation of the unaudited combined balance sheets of the Companies as of October 31, 1999 attached hereto as Exhibit A (the "OFFER BALANCE SHEET"); provided that the Closing Balance Sheet shall not reflect (i) any liability for which the Sellers are liable under this Agreement or for which the Sellers have indemnified the Purchaser Indemnitees under this Agreement, including, without limitation, Taxes (as defined in Section 2.14) for which the Sellers have agreed to indemnify the Purchaser and its affiliates pursuant to Section 4.4, (ii) cash, (iii) any intercompany accounts canceled pursuant to Section 4.10,
     (iv) deferred taxes, (v) Excluded Changes to Reserves, and (vi) the $3,275,596 Providence, Rhode Island account receivable. The Purchaser shall cause each of the Companies and its subsidiaries and their respective employees (i) to assist the Seller in the preparation of the Closing Balance Sheet and (ii) to provide the Sellers and their independent auditors on-site access at all reasonable times to the personnel, properties, books and records of each of the Companies and its subsidiaries until final resolution of all matters in dispute under this Section 1.3.

          (b) During the 30-day period following the date of Purchaser's receipt of the Closing Balance Sheet, the Purchaser will be permitted to review the working papers of the Sellers relating to the Closing Balance Sheet. The Closing Balance Sheet will become final and binding upon the parties on the thirtieth day following the date of delivery thereof, unless


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     the Purchaser delivers a written notice (the "PURCHASER'S NOTICE") to the
     Sellers prior to such thirtieth day which specifies in reasonable detail the amount by which and the reasons why it believes particular line items in the Closing Balance Sheet either contain mathematical errors or were not prepared in accordance with the methodology specified in the first sentence of Section 1.3(a) and Section 1.3(e). The Purchaser's Notice shall not specify any other basis for disagreement with the Closing Balance Sheet other than as set forth in the preceding sentence.

          (c) If the Purchaser delivers a Purchaser's Notice in accordance with
     Section 1.3(b), then the parties shall, during the 30-day period beginning on the date of Seller's receipt of the Purchaser's Notice, seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Purchaser's Notice. If the Purchaser and the Sellers are unable to resolve all of the Purchaser's objections within such 30-day period, then such unresolved objections shall be submitted to the Houston office of PricewaterhouseCoopers (the "THIRD PARTY ACCOUNTANT") for review and final and binding resolution of any and all matters that remain in dispute and that were properly included in the Purchaser's Notice. The Sellers and the Purchaser shall use reasonable efforts to cause the Third Party Accountant to render a decision resolving the matters in dispute within 30 days following the submission of such matter to the Third Party Accountant for decision following such briefing and other procedures as the Third Party Accountant shall establish. The Sellers and the Purchaser agree that judgment may be entered upon the determination of the Third Party Accountant in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Third Party Accountant shall be borne by the Purchaser and the Sellers in inverse proportion as they may prevail on matters resolved by the Third Party Accountant, which proportionate allocations shall be determined by the Third Party Accountant at the time the determination of the Third Party Accountant is rendered on the merits of the matters submitted.

          (d) Within 10 days after (x) the Closing Balance Sheet becomes final pursuant to Section 1.3(b) or (y) the parties reach agreement pursuant to
     Section 1.3(c) or (z) the Third Party Accountant renders its decision pursuant to Section 1.3(c), a final adjustment to the Purchase Price will be made as follows:

               (i) if the sum of the amount of adjusted combined stockholders' equity of WWTI and its subsidiaries, and RPI and its subsidiaries, as of the close of the business day immediately preceding the Closing Date as finally determined pursuant to Section 1.3(b) or (c) ("AGGREGATE ADJUSTED FINAL STOCKHOLDERS EQUITY") exceeds the Estimated Adjusted Closing Stockholders Equity by $100,000 or more, then the Purchaser shall pay to the Sellers the amount of such excess, by wire transfer of immediately available funds to the account or accounts designated by the Sellers, and

               (ii) if Aggregate Adjusted Final Stockholders Equity is at least $100,000 less than Estimated Adjusted Closing Stockholders Equity, then the Sellers shall pay


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          to the Purchaser the amount of such deficit, by wire transfer of immediately available funds to the account or accounts designated by the Purchaser.

     The parties agree that any difference between Aggregate Adjusted Final Stockholders Equity and Estimated Adjusted Closing Stockholders Equity that is less than $100,000 shall not give rise to any obligation to make an adjustment payment pursuant to this Section 1.3.

          (e) For purposes of Sections 1.2(b) and 1.3, "combined stockholders' equity" shall be calculated in the same way, using the same methodologies and accounting practices (including with respect to determining estimates and allowances) as in the Offer Balance Sheet and, without limiting the generality of the foregoing, without giving effect to any pushdown of goodwill or other merger costs from WMI onto WWTI's books that may be effected in respect of the acquisition of the former Waste Management Inc. or Eastern Environmental Services Inc. and that was not reflected in the Offer Balance Sheet. The parties agree that, except to the extent Sellers used an agreed-to net working capital for the purpose of determining adjusted combined stockholder's equity at October 31, 1999, and as otherwise set forth in Section 1.3, the adjustment contemplated by Sections 1.2(b) and 1.3 is intended to show the change, if any, in the combined stockholders' equity of WWTI, RPI and their subsidiaries from the date of the Offer Balance Sheet to the close of the business day immediately preceding the Closing Date, and that, subject to such exceptions, such change is to be determined by calculating combined stockholders' equity in the same way, using the same stipulated methodologies and accounting practices (including with respect to determining estimates and allowances), at both dates. The scope of the disputes to be resolved by the Third Party Accountant will be limited to whether such calculations were done in accordance with this Section 1.3, and whether there were mathematical errors in the Closing Balance Sheets, and the Third Party Accountant is not to make any other determination, including any determination as to whether GAAP was followed for the Closing Balance Sheet or the Offer Balance Sheet.

     2. Representations and Warranties of the Sellers. The Sellers and WMI represent and warrant to the Purchaser, on a joint and several basis, as follows (references to the "DISCLOSURE LETTER"are to the Disclosure Letter delivered by the Sellers to the Purchaser on or prior to the date of execution of this Agreement which Disclosure Letter shall form a part of this Agreement):

          2.1 Corporate Status and Authority. Each Seller and WMI is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by each Seller and WMI and the performance of such Seller's and WMI's obligations hereunder have been duly authorized by such Seller's board of directors, and by the board of directors of WMI, which constitutes all necessary corporate action on the part of such Seller or any affiliate of such Seller for such authorization. This Agreement has been duly executed and delivered by such Seller and WMI and constitutes the valid and binding obligation of such Seller and WMI, enforceable against such Seller and WMI in


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


accordance with its terms except as limited by laws affecting the enforcement of creditor's rights generally or by general equitable principles.

          2.2 No Conflicts; Consents and Approvals, etc.

          (a) Except as set forth in Section 2.2 of the Disclosure Letter, the execution and delivery of this Agreement by each Seller and WMI and the performance of its obligations hereunder will not result in (i) any conflict with such Seller's or WMI's certificate of incorporation or by-laws, (ii) subject to obtaining the consents referred to in Section 2.2(b), any material (A) breach or violation of, (B) default under or (C) giving of any third party the right to modify, terminate or accelerate any obligation under, any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which such Seller, WMI or either of WWTI or RPI or any of their respective subsidiaries is a party or by which any of them or their respective properties or assets are bound, or (iii) the creation or imposition of any material liens, security interests, adverse claims, charges or encumbrances ("LIENS") other than Liens created by or resulting from the actions of the Purchaser or any of its affiliates.

          (b) Except as set forth in Section 2.2 of the Disclosure Letter, no consent, approval or authorization of or filing with any third party or any governmental authority is required on the part of either Seller, WMI or any of WWTI, RPI or any of their respective subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) filings required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and (ii) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          2.3 Corporate Status of the Companies. Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Companies has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. Each of the Companies is duly qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2.3 of the Sellers' Disclosure Letter, the Sellers have prior to the execution of this Agreement made available to the Purchaser true and complete copies of (i) the certificate of incorporation and by-laws, each as amended to date, of each of the Companies and (ii) the comparable governing instruments, each as amended to date, of each subsidiary. Except as set forth in Section 2.3 of the Sellers' Disclosure Letter, the stock certificate and transfer books and the minute books of each Company and its subsidiaries (which have been made available for inspection by the Purchaser prior to the date hereof) are true and complete in all material respects.


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


          2.4 The Company Shares. The authorized capital stock of WWTI consists of 1,000 shares of common stock, par value $1.00 per share, all of which shares are issued and outstanding and owned by Resco, free and clear of Liens. The authorized capital stock of RPI consists of 1,000 shares of stock, all of which shares are issued and outstanding and owned by WMHI, free and clear of Liens. WMI owns, directly or indirectly, all of the outstanding shares of capital stock of Resco and WMHI. Except for the Company Shares, there are no shares of capital stock or other equity securities of WWTI or RPI outstanding. The Company Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, conversion or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, either Seller or either of the Companies of any shares of capital stock of either of the Companies, and no authorization therefor has been given. Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Company Shares, upon delivery to the Purchaser at the Closing of certificates representing the Company Shares, duly endorsed by the applicable Seller for transfer to the Purchaser, and upon Sellers' receipt of the Initial Purchase Price, good and valid title to the Company Shares will pass to the Purchaser, free and clear of any Liens, other than those arising from acts of the Purchaser or its affiliates.

          2.5 Subsidiaries.

          (a) The authorized capital stock of each of the subsidiaries of WWTI and each of the subsidiaries of RPI is set forth on Section 2.5 of the Disclosure Letter. All such issued and outstanding shares are owned directly or indirectly by WWTI or RPI, as the case may be, free and clear of all Liens, and have been duly authorized and validly issued and are fully paid and non-assessable and no other such shares are outstanding. There are no outstanding options, warrants, conversion or other rights or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, either of WWTI or RPI, or any of such subsidiaries of any shares of capital Stock of any of such subsidiaries, and no authorization therefor has been given.

          (b) Each of the subsidiaries of WWTI and each of the subsidiaries of RPI is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased, and is duly qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be likely to have a material adverse effect on such subsidiary.

          (c) None of WWTI, RPI or any of their respective subsidiaries has any equity interest or investment in any person other than as set forth on
     Section 2.5 of the Disclosure Letter.


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


          2.6 Financial Statements.

          (a) The Sellers have made available to the Purchaser complete and correct copies of the unaudited combined statements of profit and loss of WWTI and its subsidiaries and of RPI and its subsidiaries as of, and for the years ending, December 31, 1996, 1997 and 1998, 1999 and as of, and for the ten months ending, October 31, 1999 and as of, and for the two months ending February 29, 2000 and the unaudited combined balance sheets of WWTI and its subsidiaries and of RPI and its subsidiaries as of December 31, 1998 and 1999 and as of October 31, 1999 and February 29, 2000 (collectively, the "FINANCIAL STATEMENTS"). Except as set forth in Section 2.6(a) of the Disclosure Letter, the Financial Statements present fairly in all material respects the financial condition and results of operations of the respective Company and its subsidiaries on a combined basis as of the dates and for the periods indicated, and have been prepared in accordance with GAAP consistently applied (except that the Financial Statements have been presented without any notes thereto, and the interim financial statements included in the Financial Statements do not include normal, recurring period-end adjustments (which, if included therein, would not, alone or in the aggregate, constitute a Material Adverse Effect)).

          (b) Section 2.6(b) of the Disclosure Letter accurately sets forth the amounts used in the preparation of the Adjusted Offer Balance Sheet Stockholders Equity for the balance sheet items set forth in Section 2.6(b) of the Disclosure Letter.

          2.7 Absence of Undisclosed Liabilities. Except for liabilities reflected or reserved against in the Financial Statements, or disclosed in the Disclosure Letter, or which have been incurred in the ordinary course of business since October 31, 1999 (none of which is a liability for breach of contract, breach of warranty, tort, or an environmental liability) none of the Companies and their respective subsidiaries has any liabilities, whether known or unknown, absolute, accrued or contingent, other than liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          2.8 Real Property; Assets.

          (a) Section 2.8 of the Disclosure Letter lists all items of real property either owned by WWTI, RPI or any of their respective subsidiaries (the "OWNED REAL PROPERTY") or leased by WWTI, RPI or any of their respective subsidiaries (the "LEASED REAL PROPERTY"). Except as set forth in Section 2.8 of the Disclosure Letter, the Companies or their subsidiaries have good and marketable title to the Owned Real Property listed on Section 2.8 of the Disclosure Letter and valid leasehold interests in the Leased Real Property listed on Section 2.8 of the Disclosure Letter, in each case, free and clear of all Liens, except for
     (i) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (ii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business,


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


     that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property that do not materially impair the continued use and operation of the property to which they relate in the business of the Companies as currently conducted, (iv) statutory Liens in favor of lessors arising in connection with any property leased to either of the Companies or their respective subsidiaries, (v) Liens reflected in the Financial Statements or arising under the Contracts disclosed pursuant to Section 2.9 and (vi) any other Liens which do not materially impair the use of properties affected thereby ("PERMITTED LIENS").

          (b) Each lease (including any option to purchase contained therein) pursuant to which WWTI, RPI or any of their respective subsidiaries leases any Leased Real Property listed on Section 2.8 of the Disclosure Letter (the "LEASES") is in full force and effect. Each material Lease is enforceable against the landlord which is party thereto in accordance with its terms. There exists no material default or event of default (or any event with notice or lapse of time or both would become a material default) on the part of WWTI, RPI or any of their respective subsidiaries under any Leases. The Sellers have made available to the Purchaser complete and correct copies of all Leases including all amendments thereto. None of WWTI, RPI, or any of their respective subsidiaries has received any notice of any default under any lease by which it leases any Leased Real Property nor any other termination notice with respect thereto.

          (c) Except as set forth in Section 2.8(c) of the Disclosure Letter, each Company and its subsidiaries have legal and beneficial ownership of and good and valid title to all of their respective tangible personal property and assets included in the Offer Balance Sheet relating to such Company or thereafter acquired, except for inventory disposed of in the ordinary course of business and other properties and assets disposed of individually or in the aggregate not in excess of $250,000 since the date of such Offer Balance Sheet, in each case, free and clear of all Liens, except as set forth on Section 2.8(c) of the Disclosure Letter and except for Permitted Liens. Except as set forth on Section 2.8(c) of the Disclosure Letter, the Companies and their subsidiaries own or have the right to use all of the properties and assets necessary for the conduct of their business as currently conducted (the "BUSINESS") except for such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 2.8(c) of the Disclosure Letter, the Companies' and their subsidiaries' equipment and other tangible assets are in good operating condition in all material respects, ordinary wear and tear excepted, and are fit for use in the ordinary course of business as currently conducted.

          (d) Condition and Operation of Improvements. All buildings and all components of all buildings, structures and other improvements included within the Real Property are in good condition and repair and adequate to operate such facilities as currently used. To the Sellers' knowledge, the Companies and their subsidiaries have rights of access to the Owned

     Real Property and the Leased Real Property adequate to conduct their business in all material respects as currently conducted.

          2.9 Contracts. Except as set forth in Section 2.9 of the Disclosure Letter, neither Company nor any of its subsidiaries is as of the date hereof a party to or bound by any:

               (i) employment agreement or employment contract that has an aggregate future liability in excess of $100,000 and is not terminable by the Company or subsidiary by notice of not more than 60 days for a cost of less than $100,000;

               (ii) employee collective bargaining agreement or other contract with any labor union;

               (iii) covenant not to compete (other than pursuant to any restriction limited to a specific geographic radius contained in any lease, reciprocal easement or development, construction, operating or similar agreement) or other covenant restricting the development, manufacture, marketing or distribution of the products and services of the Company or subsidiary that materially impairs the operation of the business of the Company or subsidiary as presently conducted including any agreement or arrangement entered into by WMI or its affiliates in connection with the Joint Venture or the sale of an interest in the Joint Venture;

               (iv) agreement, contract or other arrangement with (A) either Seller or any affiliate of either Seller (other than a Company or any of its subsidiaries) or (B) any current officer, director or employee of a Company or any of its subsidiaries, a Seller or any affiliate of a Seller, or any former officer, director or employee whose employment or position with the Company or any of its subsidiaries, a Seller or any affiliates of a Seller was terminated at any time since January 1, 1999 (other than employment agreements covered by clause (i) above);

               (v) lease, sublease or similar agreement with any person (other than a Company or any of its subsidiaries) under which the Company or subsidiary is a lessor or sublessor of, or makes available for use to any person (other than a Company or any of its subsidiaries), (A) any Company property or (B) any portion of any premises otherwise occupied by the Company or subsidiary (except in each case leases or subleases entered into in the ordinary course of business);

               (vi) lease or similar agreement with any person (other than a Company or any of its subsidiaries) under which (A) the Company or subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company or subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or subsidiary, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $100,000 and is not terminable by the Company or subsidiary by notice of not more than 60 days for a cost of less than $100,000;

               (vii) (A) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), (B) management, service, consulting or other similar type of contract or (C) advertising agreement or arrangement, in any such case which has an aggregate future liability to any person (other than a Company or any of its subsidiaries) in excess of $100,000 and is not terminable by the Company or subsidiary by notice of not more than 60 days for a cost of less than $100,000;

               (viii) license, option or other agreement relating in whole or in part to the Intellectual Property set forth in Section 2.11 of the Disclosure Letter (including any license or other agreement under which the Company or subsidiary is licensee or licensor of any such Intellectual Property);

               (ix) agreement, contract or other instrument under which the Company or subsidiary (A) has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than a Company or any of its subsidiaries) or any other note, bond, debenture or other evidence of indebtedness issued to any person (other than a Company or any of its subsidiaries) in any such case which, individually, is in excess of $100,000 or (B) is or will be restricted in its ability to pay dividends;

               (x) agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any person (including a Company or any of its subsidiaries) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or subsidiary or (B) the Company or subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $100,000;

               (xi) agreement, contract or other instrument under which the Company or subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than a Company or any of its subsidiaries), in any such case which, individually, is in excess of $100,000;

               (xii) material mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other encumbrance upon any Company or subsidiary property;

               (xiii) agreement or instrument providing for indemnification of any person with respect to material liabilities relating to any current or former business of the Company, subsidiary or any predecessor person (except for indemnification provisions in favor of owners of land used for land application and similar indemnification provisions included in contracts entered into in the ordinary course of business);

               (xiv) joint venture, partnership, management or development agreement;

               (xv) facility or operating agreement relating to a facility owned by a third party and operated by the Company or subsidiary, in any such case which has an aggregate future liability to any person (other than a Company or any of its subsidiaries) in excess of $100,000 and is not terminable by the Company or subsidiary by notice of not more than 60 days for a cost of less than $100,000;

               (xvi) contract which provides landfill disposal services to the Companies or their subsidiaries;

               (xvii) contract, agreement or arrangement with a customer for the disposal or beneficial reuse of Residuals involving consideration in excess of $100,000 per annum; and

               (xviii) other agreement, contract, lease, license, commitment or instrument to which the Company or subsidiary is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability to any person (other than a Company or any of its subsidiaries) in excess of $100,000 and is not terminable by the Company or subsidiary by notice of not more than 60 days for a cost of less than $100,000.

Except as set forth in Section 2.9 of the Disclosure Letter, (I) all agreements, contracts, leases, licenses, commitments or instruments required to be listed in
Section 2.9 of the Disclosure Letter (collectively, the "COMPANY MATERIAL CONTRACTS") are valid, binding and in full force and effect and are enforceable by the relevant Company or the relevant subsidiary in accordance with its terms, in each case except for such failures to be in full force and effect and such limitations on enforceability as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (II) the relevant Company and relevant subsidiaries have performed in all material respects all obligations required to be performed by them to date under the Company Material Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and
(III) to the knowledge of Sellers and WMI, no other party to any of the Company Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

          2.10 Employment Agreements and Benefits, etc.

          2.10.1 Employment Agreements and Plans. Section 2.10.1 of the Disclosure Letter lists all legally binding agreements, contracts and commitments of the following types that relate to employees of either Company or its subsidiaries and to which WMI, either Company or any of its subsidiaries is a party or has any liability: (a) employment, consulting, leased employee and employee outsourcing agreements (including severance and retention agreements),
(b) collective bargaining agreements and (c) profit sharing, pension, welfare, retirement, bonus, incentive compensation, stock option, deferred compensation or other written material employee benefit or compensation plans, agreements, contracts or commitments for the benefit of the employees of the Company or its subsidiaries, including such plans of either Seller or any affiliate of Seller covering employees of the Company or any of its subsidiaries or plans in which employees of such Company or any of its subsidiaries participate (the "PLANS"). Except as set forth in Section 2.10.1 of the Disclosure Letter, each Plan or arrangement providing for retiree medical coverage may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

          2.10.2 ERISA. All Plans comply in all respects with the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "CODE"), except for any failures to comply which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on
Section 2.10.2 of the Disclosure Letter, no Plan is a "Defined Benefit Pension Plan" (as such term is defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no underfunded Defined Benefit Plan has been, during the five years preceding the Closing Date, terminated or transferred out of the controlled group of Companies (as defined in Section 414 of the Code) of which WMI, either Company or any subsidiary is a member or was a member during the five year period. No Defined Benefit Plan to which either Seller or any member of the same controlled group of corporations as such Seller within the meaning of Section 4001(a)(3) of ERISA contributes and which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code and no material liability (other than for annual premiums) to the Pension Benefit Guaranty Corporation has been incurred by either Company or any of its subsidiaries with respect to any such plan. Neither Company nor any of its subsidiaries has incurred or is likely to incur any material liability for any tax or penalty imposed by Title I or Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to an employee benefit plan. No Plan is a "Multiemployer Plan" within the meaning of Section 3(37) of ERISA and neither Company nor any of its subsidiaries has withdrawn at any time within the preceding six years from any Multiemployer Plan which would result in liability to the Company or any of its subsidiaries. Except as set forth in Section 2.10.2 of the Disclosure Letter, there are no material pending or, to either Seller's knowledge, threatened claims, suits, actions or investigations by or on behalf of any of the Plans or by any employee involving any such Plan (other than routine claims for benefits). All contributions, premiums and expenses required to have been made by either Company or any of its subsidiaries to all Plans under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or applicable law (including, without limitation, ERISA and the Code) have been made within the time prescribed by any such plan, agreement or law or accrued on the appropriate balance sheet. Except as set forth on Section 2.10.2 of the Disclosure Letter, none of the

Plans provides for medical or life insurance benefits to current or future or retired or former employees of the Companies or any other subsidiaries beyond their retirement or other termination of service (other than as required under Section 4980B of the Code or applicable state law) which would result in liability to the Company or any of its subsidiaries. None of the Plans obligates the Company or any subsidiary to pay any severance or similar benefit solely as a result of a change in control or ownership which would result in liability under Section 280G of the Code.

          2.10.3 Disclosure. With respect to each Plan, the Sellers previously have furnished to the Purchaser a true and correct copy of, where applicable,
(a) the most recent annual report (Form 5500) filed with the IRS, (b) the plan document if written, or a description of such plan if not written, (c) each trust agreement, group annuity contract or other funding arrangement, if any, relating to such Plan, (d) the most recent summary plan description, and (e) the most recent determination letter issued by the IRS.

          2.10.4 Tax Qualification. Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status.

          2.10.5 Additional Benefits. Except as set forth in Section 2.10.5 of the Disclosure Letter or as provided by Section 5(c), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not with respect to any employee of either the Company or any of its subsidiaries (i) require either Company or any of its subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Plan or any of the other programs, agreements, policies, or other arrangements described in Section 2.10.1 of the Disclosure Letter than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) create or give rise to any additional vested rights or service credits under any Plan or any of such programs, agreements, policies, or other arrangements, whether or not some other subsequent action or event would be required to cause such creation or acceleration to be triggered.

          2.10.6 No Vacation Carryover. To the extent that the vacation policies of the Companies and their subsidiaries provide for carryover of vacation from one calendar year to the next, such carryover will be accurately reflected on the Closing Balance Sheet.

          2.11 Intellectual Property.

          (a) Section 2.11 of the Disclosure Letter lists all material trademarks (registered and unregistered), Internet domain names, copyrights, trade names, service marks, patents and similar intangible rights used by either Company or any of its subsidiaries (the foregoing intangible rights, together with all other intangible rights, intellectual property and proprietary rights, whether or not subject to statutory registration or protection, owned or used by either

     Company or any of its subsidiaries, the "INTELLECTUAL PROPERTY"). Except as set forth in Section 2.11 of the Disclosure Letter and except for Permitted Liens, such Company or its subsidiaries own the Intellectual Property free and clear of all Liens. Except as set forth in Section 2.11 of the Disclosure Letter, such Company or its subsidiaries will continue to have the right to use such Intellectual Property after giving effect to the consummation of the transactions contemplated hereby in all material respects and without the requirement of any material payment to any other person beyond that required under existing licenses and agreements without regard to consummation of such transactions. Except as set forth in Section
     2.11 of the Disclosure Letter the conduct of the businesses of either Company or any of its subsidiaries as presently conducted does not violate, conflict with or infringe in any material respect the intellectual property rights of any other person and neither Company nor any of its subsidiaries has received any notice or claim that it is infringing on the intellectual property rights of any person and no Seller has knowledge of any infringement by any person of the Intellectual Property.

          (b) Section 2.11 of the Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all material written licenses to which either Company or any of its subsidiaries is a party, pursuant to which (x) such Company or such subsidiary permits any person or entity to use any of the Intellectual Property owned or used by either Company or any of its subsidiaries, or (y) any person or entity permits such Company or such subsidiary to use any Intellectual Property not owned by such Company or any of its subsidiaries except for off-the-shelf software licenses (collectively, "LICENSES"). The Sellers have made available to the Purchaser complete and correct copies of the Licenses listed on Section
     2.11 of the Disclosure Letter. Neither Company nor any of its subsidiaries, nor, to either Seller's knowledge, any other party thereto, is in default under any License, and each License is in full force and effect as to each Company or any of its subsidiaries party thereto and as to each other party thereto, except for such defaults and failures to be so in full force and effect as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          2.12 Governmental Authorizations; Compliance with Law. Except as otherwise set forth in Section 2.12 of the Disclosure Letter, each Company and its subsidiaries hold all licenses, permits and other governmental authorizations that are necessary for the conduct of the Business as it is now conducted and each Company and its subsidiaries have complied in all material respects with all terms and conditions thereof and the same will not be subject to suspension, modification, revocation or, to the knowledge of the Sellers, nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except in each case for such failures to hold, lack of compliance and suspension, modification, revocation and nonrenewal as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as otherwise set forth in Section 2.12 of the Disclosure Letter, (i) the Companies and their subsidiaries apply for and/or renew, in the ordinary course of their business, licenses, permits and other governmental authorizations that are necessary for the conduct of their business as it is now conducted or proposed to be conducted in a timely manner and (ii) neither of the Companies nor any of the Companies' subsidiaries has been notified that it will not be able to obtain any material licenses, permits or other governmental approvals necessary for the conduct of the Business as it is now conducted or proposed to be conducted. Except as set forth in Section 2.12 of the Disclosure Letter, neither Company nor any of its subsidiaries or affiliates nor WMI (with respect to the Companies and their subsidiaries) has received any notice of any alleged or actual violation of any law, statute, rule, regulation, judgment, order, decree, permit, concession, franchise or other governmental authorization or approval applicable to it or to any of its properties. Except as set forth in Section
2.12 of the Disclosure Letter, each Company and its subsidiaries has complied and is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental entity, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section 2.12 does not relate to employee benefits matters which are instead the subject of Section 2.10, tax matters which are instead the subject of Section 2.14 or environmental matters which are instead the subject of Section 2.16.

          2.13 Litigation. Except as set forth in Section 2.13 of the Disclosure Letter, there are no actions, proceedings, charges, complaints, claims, grievances or investigations at law or equity before any court or other government authority, or any arbitrator (collectively, "PROCEEDINGS"), of which either Seller has notice that are pending or, to the knowledge of either Seller, threatened, against Sellers, either Company or its respective subsidiaries, which (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) question the validity of this Agreement or any action taken or to be taken by such Seller, the Company or any of its subsidiaries in connection herewith. Except as set forth in Section 2.13 of the Disclosure Letter, there are no pending lawsuits, or claims with respect to which either Seller, either Company or any subsidiary has been contacted by counsel for the plaintiff or claimant, against or affecting either Company or any subsidiary or any of their respective properties, assets, operations or businesses and which (i) relate to or involve more than $100,000, (ii) involve a private or public nuisance or similar suit or action relating to noise or odor,
(iii) relate to the transactions contemplated by this Agreement or (iv) seek any material injunctive relief. Except as set forth in Section 2.13 of the Disclosure Letter, as of the date of this Agreement neither Company nor any subsidiary is a party or subject to or in default under any material judgment, order, injunction or decree of any governmental entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business. Except as set forth in Section 2.13 of the Disclosure Letter, neither Company nor any subsidiary has pending on its behalf or intends to initiate any Proceeding against any other person.

          2.14 Taxes. Except as set forth in Section 2.14 of the Disclosure Letter, each Company and each Company's subsidiaries have timely filed all federal, state, local and foreign income and franchise Tax returns, reports and declarations ("TAX RETURNS") and all other material Tax Returns required to be filed by such entity on or prior to the Closing Date and all such Tax Returns have been prepared in compliance with all applicable laws and regulations and are true and accurate in all material respects. All Taxes due and payable by each Company and each Company's subsidiaries have been paid or are being contested in good faith by appropriate proceedings. The charges, accruals, and reserves for Taxes (rather than any reserve for deferred taxes established to reflect timing differences between book and Tax income) for which the Sellers have not agreed to indemnify the Purchaser pursuant to Section 4.4, if any, with respect to each Company and each Company's subsidiaries for any Tax period (or portion thereof) ending on or before the date of and reflected on the Offer Balance Sheet are adequate to cover such Taxes and are at least equal to the aggregate liability of the Companies and all of the Companies' subsidiaries for such Taxes. Except as set forth in Section 2.14 of the Disclosure Letter: (i) no deficiency, proposed adjustment or claim for Taxes is being proposed, assessed or asserted in writing against either Company or any of either Company's subsidiaries and there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to either Company's knowledge, threatened in writing against or with respect to either of the Companies or any of the Companies' subsidiaries; (ii) neither of the Companies nor any of the Companies' subsidiaries has consented or otherwise agreed to any extension of time for the assessment or payment of any Tax; (iii) with respect to any Tax Return in which the tax attributes of either Company or any of its subsidiaries after the Closing Date are determined by reference to the tax attributes of such Company or subsidiary on or prior to the Closing Date, neither of the Companies nor any of the Companies' subsidiaries has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed; (iv) to the Companies' knowledge, neither of the Companies nor any of the Companies' subsidiaries has any liability for Taxes arising as a result of either of the Companies or any of the Companies' subsidiaries at any time being a member of an affiliated group (as defined in section 1504(a) of the Code and any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) other than a group the common parent of which is WMI or Wheelabrator Technologies, Inc.; and (v) each of the Companies and each of the Companies' subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. "TAXES" means all federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including, without limitation, estimated taxes, alternative minimum taxes, environmental taxes, value added taxes, payroll taxes, income taxes, franchise taxes, withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, excise taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation taxes, and any other taxes or similar governmental charges of any kind whatsoever) whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and including all interest, penalties and additions thereto.

          2.15 Absence of Changes. Since October 31, 1999, there has been no Material Adverse Effect, except for any such change arising out of or relating to general economic conditions. Since October 31, 1999, other than in connection with the transactions contemplated by this Agreement or reflected in the Section
2.15 of the Disclosure Letter, the Companies and their respective subsidiaries have conducted the Business in the ordinary course, in substantially the same manner in which it has been previously conducted and neither Company nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section 4.2, provided, however, that no provision of this Agreement shall restrict the ability of either Company or any of its subsidiaries to distribute all of its cash, cash equivalents and intercompany accounts receivable or use all of its cash and cash equivalents on or prior to the close of the business day immediately preceding the Closing Date, through legal dividends to its stockholders, repayment of outstanding liabilities or otherwise.

          2.16 Environmental Compliance and Conditions. Except as set forth in
Section 2.16 of the Disclosure Letter, (A) since January 1, 1995 neither Seller, neither Company nor any of its subsidiaries or affiliates, nor WMI with respect to any of the foregoing persons, has received any written communication from a governmental entity or any third party that alleges or asserts that either Company or any subsidiary is not in compliance with any Environmental Laws except such noncompliance which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (B) the Companies and their subsidiaries hold, and are in compliance with, all material permits, licenses and governmental authorizations required for the Companies and their subsidiaries to conduct their respective businesses under the Environmental Laws, and are in compliance with all Environmental Laws except for any instances of noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect, (C) Sellers have provided to Purchaser all environmental site assessments environmental audits, environmental compliance reports and remediation studies that are in their possession or control with respect to the Owned Real Property, the Leased Real Property or the operations of the Company or its subsidiaries, (D) neither Seller, neither Company nor any of its subsidiaries or affiliates, nor WMI with respect to any of the foregoing persons, has received any written notice or other written communication that any Company or any of its subsidiaries is or may be a person potentially responsible for environmental site investigation, cleanup or other costs associated with responding to contamination under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or under similar state law, (E) neither Seller, neither Company nor any of its subsidiaries or affiliates, nor WMI with respect to any of the foregoing persons, has knowledge of any Release or threatened Release of Hazardous Materials (other than Releases that are not in violation of and have not and will not give rise to material liability under applicable Environmental Laws) from or onto the properties currently or formerly owned or operated by any Company or any subsidiary or by either Company or any of its subsidiaries onto any property owned or operated by any other person, and
(F) and, except for the handling, transporting, storage, processing, application to land, composting or landfill disposal of Residuals in the ordinary course of business, neither Company nor any of its subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Materials, or owned or operated any facility or property, so as to give rise to material liabilities of the Company or any subsidiary for investigation, cleanup or other response costs, natural resource damages or attorneys fees, or damages for injuries to persons, property or the environment, pursuant to any Environmental Laws. As used in this Agreement, the term "ENVIRONMENTAL LAWS" means any and all applicable treaties, laws (including common law), regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, variances, permissions, notices or binding agreements issued, promulgated or entered into by any governmental entity that are in effect as of the date of this Agreement, relating to the environment, preservation or reclamation of natural resources, or to the management, Release (as hereinafter defined) or threatened Release of Hazardous Materials including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. Sections 1251 et seq., Clean Air Act of 1970, as amended, 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act of 1976,

15 U.S.C. Sections 2601 et seq., Sections 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sections 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and any similar or implementing state or local law, and all amendments and regulations promulgated thereunder. As used in this Agreement, the term "HAZARDOUS MATERIALS" means all explosive or regulated radioactive materials or any substances, wastes or chemicals that are classified as "hazardous" or "toxic" under applicable Environmental Laws, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as "hazardous" pursuant to Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. As used in this Agreement, the term "RELEASE" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Material in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata, workplace, or structure), provided that the handling, transporting, storage, processing, application to land, composing or landfill disposal of Residuals in the ordinary course of business shall not constitute a "Release".

          2.17 Banking and Agency Arrangements. Section 2.17 of the Disclosure Letter sets forth a list of:

          (a) each bank or similar financial institution in which either Company or any of its subsidiaries has an account or safe deposit box or other custodial arrangement and the numbers of such accounts or safe deposit boxes maintained by each Company and its subsidiaries; and

          (b) the names of all persons authorized to draw on each such account or to have access to any such safe deposit box facility.

          2.18 Affiliate Transactions. Except as set forth in Section 2.18 of the Disclosure Letter, neither Company nor any of its subsidiaries is a party to any agreement whether in writing or otherwise with (a) any of their respective directors or officers or (b) any Seller or any Non-Company Affiliate. Section
2.18 of the Disclosure Letter sets forth a list of all services provided by any Seller or any Non-Company Affiliate to either Company and its subsidiaries. The prices for landfill disposal services set forth in the Backup Landfill Agreements are consistent with the prices paid by the Companies and their subsidiaries for such services as reflected in the October 1999 management presentation to the Purchaser other than increases in the ordinary course of business consistent with increases to other WMI customers except that the prices paid by RPI and its subsidiaries under their Backup Landfill Agreements were increased from previous levels as set forth in Section 2.18 of the Disclosure Letter.

          2.19 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of either Seller or either Company in such manner as to give rise to any valid claim against the Purchaser or either Company for any brokerage or finder's commission, fee or similar compensation, except for Donaldson, Lufkin & Jenrette Securities Corp., whose fees and expenses in respect hereof will be the responsibility of the Sellers or one or more Non-Company Affiliates.

          2.20 Employee and Labor Matters. Except as set forth in Section 2.20 of the Disclosure Letter, (i) there is, and during the past two years there has been, no labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Sellers, threatened against or affecting either Company or its subsidiaries; (ii) to the knowledge of Sellers, no union organizational campaign is in progress with respect to the employees of either Company or its subsidiaries and no question concerning representation exists respecting such employees; (iii) neither Company nor any of its subsidiaries is engaged in any unfair labor practice; (iv) there is no unfair labor practice charge or complaint against any Company or its subsidiaries pending, or, to the knowledge of Sellers, threatened, before the National Labor Relations Board; (v) there are no pending, or threatened, union grievances against any Company or its subsidiaries as to which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, would have a Material Adverse Effect; (vi) there are no pending, or to the knowledge of Sellers, threatened, charges against any Company, any subsidiary or any current or former employee of any Company or subsidiary before any governmental agency responsible for the prevention of unlawful employment practices; and (vii) no Seller, no Company and no subsidiary or affiliate thereof, nor WMI (with respect to any of the foregoing persons), has received notice during the past two years of the intent of any governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting any Company or its subsidiaries and, to the knowledge of Sellers, no such investigation is in progress.

          2.21 Customers. Except for the customers named in Section 2.21 of the Disclosure Letter, neither Company nor any of its subsidiaries has any customer to whom it made more than 5% of its sales during its most recent full fiscal year. Except as set forth in Section 2.21 of the Disclosure Letter, since the date of the Offer Balance Sheet, there has not been (i) any material adverse change in the business relationship with any customer named in Section 2.21 of the Disclosure Letter or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer, except to the extent that such change directly results from the announcement of the transactions contemplated hereby. Except as disclosed in Section 2.21 of the Disclosure Schedule, during the past two years, neither Company nor any of its subsidiaries or affiliates has received any customer complaints concerning its products and services, nor has it had any of its products returned by a purchaser thereof, other than complaints and returns in the ordinary course of business that have not, and are not likely to have, individually or in the aggregate, a Material Adverse Effect.

          2.22 Information Systems Plan. Each Company or WMI has formulated a plan in order to address the ability of such Company's information systems to process date and time data from, into and beyond the year 2000 ("YEAR 2000 DATA"), and the ability of such systems to interact with third parties' systems and with electrical power, telecommunications and other utilities and services. Section 2.22 of the Disclosure Letter identifies the information systems material to the operations of each Company and its subsidiaries (the "INFORMATION SYSTEMS"). Each Information System is able to accurately process, provide and receive Year 2000 Data. Other than as set forth in Section 2.22 of the Disclosure Letter, none of the Information Systems has been unable to accurately process, provide or receive Year 2000 Data. No client, customer, supplier or vendor, and no electric, telecommunications or other utility with whom the Information Systems interact has notified either Company or any of its subsidiaries that the Information Systems, when used in combination with any information systems of such person, will be unable to accurately process such Year 2000 Data if such inability to accurately process such Year 2000 Data would reasonably be expected to have a Material Adverse Effect.

          2.23 Insurance. The Sellers, the Companies or their affiliates maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are listed in Section 2.23 of the Disclosure Letter. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing
Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

          2.24 No Illegal Payments. With respect to the business of the Companies and their subsidiaries, neither WMI nor any of its subsidiaries (including the Companies and their subsidiaries) nor any person associated with or acting on behalf of any of WMI or any of its subsidiaries (including the Companies and their subsidiaries) has used any of their funds for unlawful contributions, gifts, entertainment or other expenses, has made any direct or indirect unlawful payment, or has established or maintained any unlawful or unrecorded funds.

          2.25 Suppliers. Section 2.25 of the Disclosure Letter accurately sets forth a list of the top ten vendors or service providers of the Companies and their subsidiaries by dollar volume for each of the fiscal years ended December 31, 1998 and December 31, 1999. Neither Company nor any of its subsidiaries has received any indication from any supplier to the effect that such supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to such Company or any of its subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise) other than such indications in the ordinary course of business that have not, and are not likely to have, individually or in the aggregate, a Material Adverse Effect.

          2.26 Names and Locations. Except as set forth in Section 2.26 of the Disclosure Letter, during the five-year period prior to the execution and delivery of this Agreement, neither Company or any of its subsidiaries has used any name or names under which it has invoiced account debtors, maintained records concerning its assets, entered into contracts with any person, represented itself to the public or to any person or entity or otherwise conducted business. All of the tangible assets and properties of each Company and any of their subsidiaries are located at the locations set forth in Section 2.26 of the Disclosure Letter.

          2.27 Accounts Receivable.

          (a) Except as set forth in Section 2.27 of the Disclosure Letter, all of the accounts and commissions receivable reflected on the October 31, 1999 balance sheets of WWTI and its subsidiaries and RPI and its subsidiaries are, and all of the accounts and commissions receivable to be reflected on the books and records of each Company and its subsidiaries as of the Closing Date will be, good and valid receivables arising in the ordinary course of business. Except as set forth in Section 2.27 of the Disclosure Letter, neither Company nor their subsidiaries have as of the date hereof individual accounts or commissions receivable in excess of $25,000 which are over sixty (60) days past due.

          (b) As of the date hereof, no person has, and as of the Closing Date, no person will have, any Lien on such receivables or any part thereof, except for Permitted Liens, and no agreement for deduction, free services or goods, discount or other deferred price or quantity adjustment will have been made with respect to any such receivables by the Companies or any of their subsidiaries.

          2.28 Wheelabrator Canada. At the time that ownership of Wheelabrator Canada Inc. ("WCI") is transferred from the Companies and their subsidiaries, WCI will have assets of nominal value only.

     3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers as follows:

          3.1 Corporate Status and Authority. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of Purchaser, which constitutes all necessary corporate action on the part of Purchaser for such authorization. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          3.2 No Conflicts; Consents and Approvals, etc.

          (a) Except as set forth in Section 3.2 of the Disclosure Letter, the execution, delivery and performance of this Agreement by the Purchaser will not result in (i) any conflict with the certificate of incorporation or by-laws of the Purchaser, (ii) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Purchaser is a party or by which (iii) the creation or imposition of any Lien, except for such breaches, violations or defaults and such Liens which would not, individually or in the aggregate, impair the ability of the Purchaser to fulfill its obligations hereunder.

          (b) Except as set forth in Section 3.2 of the Disclosure Letter, no consent, approval or authorization of or filing with any third party or governmental authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings required with respect to the HSR Act.

          3.3 Financial Ability to Perform. The Purchaser has received and accepted and agreed to a commitment letter from Bank of America, addressed to the Purchaser, a copy of which is attached hereto (the "BANK COMMITMENT LETTER"), whereby such financial institution has committed, upon the terms and subject to the conditions set forth therein, to provide debt financing for the transactions contemplated hereby (the "SENIOR DEBT FINANCING"). The Purchaser has received and accepted and agreed to a letter from GTCR Capital Partners, L.P. ("CAPITAL PARTNERS"), a copy of which is attached hereto, whereby Capital Partners has committed, upon the terms and subject to the conditions set forth therein, to provide subordinated debt financing to the Purchaser up to $30 million. The Purchaser has received and accepted and agreed to a letter from GTCR Fund VII, L.P. ("FUND"), a copy of which is attached hereto, whereby Fund has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing to the Purchaser up to $35 million. The commitment letters from Fund and Capital Partners are referred to herein as the "GTCR COMMITMENT LETTERS". Any failure of the condition in Section 6.4.5 to be satisfied will not be due solely to the Purchaser's failure to receive funds from Capital Partners or the Fund in amounts and on terms satisfactory to the Bank of America.

          3.4 Litigation. There are no judicial or administrative actions, proceedings or investigations involving the Purchaser that are pending or threatened, that question the validity of this Agreement or any action taken or to be taken by it in connection herewith.

          3.5 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against any Seller or any of its affiliates for any brokerage or finder's commission, fee or similar compensation.

     4. Covenants.

          4.1 Satisfaction of Closing Conditions. The parties shall use their commercially reasonable best efforts to bring about the satisfaction as soon as possible of all the conditions contained in Section 6. Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their commercially reasonable best efforts promptly to obtain, such consents, authorizations and approvals from such third parties and governmental authorities as shall be necessary to permit the consummation of the transactions contemplated by this Agreement including, without limitation, making the requisite filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the HSR Act. The Companies shall be responsible for initially approaching and requesting consents from, or submitting notifications to, the parties (including municipalities) listed on Section 6.4.6 of the Disclosure Letter.

          4.2 Conduct of Business, etc. From the date hereof until the Closing, except for entering into and performing under this Agreement and except for the matters referred to in Section 4.2 to the Disclosure Letter, the effect of the consummation of the transactions contemplated hereby or as otherwise consented to by the Purchaser in writing, the Sellers shall cause the Companies and their respective subsidiaries to conduct the Business in the ordinary course in substantially the same manner in which it previously has been conducted. Sellers shall not, and shall not permit either Company or any subsidiary to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Company Shares set forth in Article 6 not being satisfied. In addition, except as set forth in Section 4.2 to the Disclosure Letter or otherwise expressly permitted in the terms of this Agreement, neither Sellers nor WMI shall permit either Company or any subsidiary to do any of the following without the prior written consent of the Purchaser:

               (i) amend its Certificates of Incorporation or By-laws or comparable governing instruments;

               (ii) declare or pay any dividend or make any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock; provided, however, that (A) dividends and distributions may continue to be made by the subsidiaries to such Company and (B) dividends and distributions of cash may continue to be made by such Company to the applicable Seller or its affiliates;

               (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

               (iv) increase the compensation payable to or to become payable to any director, officer or member of senior management of such Company or any subsidiary, except for increases in salary or wages in the ordinary course of business or payable or to become payable upon promotion to an office having greater operational responsibilities; provided that no such increase shall be in excess of $15,000 per annum for any individual employee;

               (v) grant any severance or termination pay (other than pursuant to the severance policies of such Company and its subsidiaries as in effect on the date of this

          Agreement) to, or enter into any employment or severance agreement with, any director, officer, or employee of such Company or any subsidiary, either individually or as part of a class of similarly situated persons;

               (vi) establish, adopt or enter into any Plan or other employee benefit plan, program or arrangement (other than Plans applicable to WMI employees generally);

               (vii) implement any layoffs of personnel that could implicate the Worker Adjustment and Retraining Notification Act, as amended, or any similar foreign, state or local law, ordinance or regulation;

               (viii) except as required by applicable law, amend or take any other actions, including but not limited to, acceleration of vesting and waiver of performance criteria, with respect to any Plan (except with respect to Plans, amendments and other activities which apply to WMI employees generally);

               (ix) incur or assume any liabilities or obligations other than
          (A) in the ordinary course of business consistent with past practice or (B) less than $250,000 in the aggregate;

               (x) incur or assume any indebtedness for borrowed money or guarantee any liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice, or make any investments in excess of $100,000 in any person other than wholly-owned subsidiaries;

               (xi) permit, allow or suffer any of its assets to become subjected to any Lien except for Permitted Liens;

               (xii) discharge, satisfy or cancel any liabilities (other than liabilities for which the Seller is indemnifying the Purchaser), indebtedness or Liens or waive any claims or rights of value, except in the ordinary course of business consistent with past practice;

               (xiii) except for dividends and distributions permitted under clause (ii) above and intercompany transactions in the ordinary course of business, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, either Seller or any of its affiliates (other than either Company and the subsidiaries);

               (xiv) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

               (xv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory or property, plant or equipment acquired as a part of capital expenditures permitted by Section 4.2(xvi) hereof) involving consideration in excess of $250,000 individually or in the aggregate;

               (xvi) except as required to comply with law and in such case only after consultation with the Purchaser, make or incur any capital expenditure that is not currently approved in writing or budgeted and which, individually, is in excess of $100,000 without prior notice to, and, at Purchaser's request made in timely fashion, consultation with, the Purchaser;

               (xvii) except for the sale of WCI, sell, lease or otherwise dispose of any of its assets (other than inventory in the ordinary course of business) for consideration in excess of $250,000;

               (xviii) enter into any contract or agreement with any Seller or Non-Company Affiliate or amend or modify the terms of any contract or agreement with any Non-Company Affiliate other than in the ordinary course of business;

               (xix) enter into or become subject to any covenant not to compete or other covenant restricting the development, manufacture, marketing or distribution of the products and services of the Companies or their subsidiaries that materially impairs the operation of the business of the Companies or their subsidiaries as presently conducted;

               (xx) enter into any lease of real property; or

               (xxi) agree, whether in writing or otherwise, to do any of the foregoing.

          4.3 Access and Information. The Sellers shall cause the Companies and their respective subsidiaries to give to the Purchaser and its representatives reasonable access at all reasonable times to the properties, books and records of the Companies and their respective subsidiaries and to furnish such information and documents in its possession relating to the Companies and their respective subsidiaries as the Purchaser may reasonably request, provided that the Purchaser shall not be entitled to any such access, information or documents for the purposes of conducting any environmental audit or assessment without the prior written consent of the Sellers. Unless and until the Closing occurs, all such information and documents obtained by the Purchaser shall be subject to the terms of the Confidentiality Agreement, dated December 15, 1999 (the "CONFIDENTIALITY AGREEMENT"), between the Purchaser and the Seller. The Purchaser hereby agrees that the provisions of the Confidentiality Agreement will apply to any properties, books, records, data, documents and other information relating to any Seller or any Non-Company Affiliate provided to the Purchaser or its affiliates or any of their respective advisers or employees pursuant to this Agreement whether before or after the Closing.

          4.4 Tax Matters.

          (a) Income and Franchise Tax Periods Ending on or Before the Closing Date.

               (i) Consolidated and Combined Returns. The Sellers shall cause to be included in (a) the consolidated federal income Tax Returns of the affiliated group of corporations of which each Seller is a member and,
          (b) in all state, local and foreign consolidated, combined or unitary income Tax Returns in which either Company or any of its subsidiaries either (x) was included for the most recent Tax year for which returns were filed before the Closing Date or (y) is required by law to be included, with any Seller or any of its affiliates (the "SELLER GROUP"), for all periods ending on or before the Closing Date, all items of income, gain, loss, deduction and credit and other tax items ("TAX ITEMS") of the Companies and their respective subsidiaries which are required to be included therein. The Sellers shall be responsible for, shall indemnify and defend the Purchaser with respect to and provide for the timely payment (and shall be entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns, other than any such Taxes arising from any act or omission (other than the Section 338(h)(10) Elections (as defined in Section 4.4(l))) by the Purchaser or, after the Closing, either Company or any of its subsidiaries. Each Tax Return described in this Section 4.4(a)(i) to the extent it is a Continuing Return (as defined in Section 4.4(d)) shall be subject to the Pre-Filing Review Procedure described in Section 4.4(d).

               (ii) Other Returns. The Sellers shall be responsible for, shall indemnify and defend the Purchaser with respect to and provide for the payment of (and shall be entitled to any refund of) all other income and franchise Taxes due with respect to the Companies and their subsidiaries for all Tax periods ending on or before the Closing Date (other than any such Taxes arising from any act or omission (other than the Section 338(h)(10) Elections) by the Purchaser or, after the Closing, either Company or any of its subsidiaries). With respect to any income or franchise Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to either Company or any of its subsidiaries that is not described in paragraph (a)(i) above, the Sellers shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax Items required to be included therein. The Sellers shall deliver to the Purchaser a copy of each such Tax Return at least thirty (30) business days prior to the due date for the filing of such Tax Return in accordance with the Pre-Filing Review Procedure described in Section 4.4(d). Promptly upon the finalization of the return in accordance with the Pre-Filing Review Procedure and in any case prior to the time such Tax Return is filed, the Sellers shall deliver an original of such Tax Return and the amount of Tax shown as due thereon (other than the amount of any such Taxes arising from any act or omission (other than the Section 338(h)(10) Elections) by the Purchaser or, after the Closing, either Company or any of its subsidiaries) to the Purchaser, and upon receipt thereof the Purchaser shall cause the appropriate Company or subsidiary thereof to file timely such Tax Return and pay the Tax shown as due thereon.

          (b) Income and Franchise Tax Periods Beginning Before and Ending After The Closing Date. With respect to any income or franchise Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (any such period, a "STRADDLE PERIOD") that is required to be filed after the Closing Date with respect to either Company or any of its subsidiaries, the Purchaser shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall file timely such Tax Return with the appropriate taxing authority, and shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return. The Purchaser shall determine (by an interim closing of the books as of the Closing Date except for ad valorem Taxes and franchise Taxes determined on the basis of capital or assets which shall be prorated on a daily basis) and the Sellers shall be responsible for, shall indemnify and defend and timely pay to the Purchaser (and shall be entitled to any refund of) the portion of the Tax due with respect to the period covered by such Tax Return which is attributable to the portion of such taxable period ending on the Closing Date (other than any such Taxes arising from any act or omission (other than the Section 338(h)(10) Elections) by the Purchaser or, after the Closing, either Company or any of its subsidiaries) (the "SELLERS' PORTION"). The Purchaser shall notify the Sellers no later than 15 business days in advance of the date on which any Tax Return described in this Section 4.4(b) is to be filed. At least five business days prior to the date on which any Tax Return described in this Section 4.4(b) is to be filed or, in the case in which Purchaser does not timely notify the Sellers in accordance with the previous sentence, within 10 business days of receiving notice of the date on which any Tax Return described in this Section 4.4(b) is to be filed, the Sellers shall pay to the Purchaser an amount equal to the excess, if any, of (i) the Sellers' Portion of the Taxes reported on any such Tax Return, over (ii) any estimated Taxes paid prior to the Closing which are credited against the tax liability on such return. If the amount determined in clause (ii) of the preceding sentence exceeds the amount determined in clause (i), the Purchaser shall cause either Company or its subsidiaries to pay to the Sellers the amount of such excess not later than five days after the filing of such return. The Tax Returns described in this Section 4.4(b) are subject to the Pre-Filing Review Procedure described in Section 4.4(d).

          (c) Payment of Other Taxes. The Sellers shall be responsible for, and shall indemnify and defend the Purchaser with respect to and shall reimburse the appropriate Company or subsidiary for (and shall be entitled to any refund of), all Taxes (other than those Taxes for which a separate indemnification obligation is set forth in either Section 4.4(a) or Section 4.4(b)) of the Companies and the Companies' subsidiaries with respect to any Tax period (or portion thereof) ending on or before the Closing Date (or for any Straddle Period, to the extent such Taxes are allocable to the portion of such period beginning before and ending on the Closing Date as described below) other than
(i) any such Taxes arising from any act or omission (other than the Section 338(h)(10) Elections) by the Purchaser or, after the Closing, either Company or any of its subsidiaries or (ii) payroll or other employment taxes for which adequate provision has been made on the Closing Balance Sheet. The Purchaser shall pay, or cause the appropriate Company or subsidiary to pay, all Taxes described in clauses (i) and (ii) of the preceding sentence. To the extent Taxes required to be paid by the Sellers pursuant to this Section 4.4 (c) are attributable to a Straddle Period, the Seller's liability shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

          (d) Review of Returns. Any Tax Return described in Section 4.4(a) and
(b) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as required by changes in applicable law. (A) Each Tax Return in which the tax attributes of either Company or any of its subsidiaries after the Closing Date are determined by reference to the tax attributes of such Company or subsidiary on or prior to the Closing Date (a "CONTINUING RETURN") which is prepared or caused to be prepared by the Sellers in accordance with Section 4.4(a)(i), (B) each Tax Return prepared or caused to be prepared by the Sellers with respect to the Companies or their subsidiaries in accordance with Section 4.4(a)(ii), (C) each Tax Return prepared or caused to be prepared by the Purchaser with respect to the Companies or their subsidiaries as described in Section 4.4(b) and (D) any determination of the amount of the Sellers' Portion of any Tax, shall be subject to pre-filing review and approval (not to be unreasonably withheld) by the other party and, in the event of any disagreement between the Purchaser and the Sellers with respect to any such Tax Return or calculation, such disagreement shall be resolved by the Third Party Accountant using the procedures described below; provided that with respect to any Tax Return described in clause (B) above that is not a Continuing Return, such Tax Return shall be filed as prepared by the Sellers, subject only to the Third Party Accountant's determination that there is not a reasonable basis for any position taken by the Sellers in such Tax Return which has been disputed by the Purchaser as provided in this Section 4.4(d). The determination by such Third Party Accountant shall be final and binding on both the Purchaser and the Sellers. The fees and expenses of the Third Party Accountant shall be borne by the Purchaser and the Sellers in inverse proportion as they may prevail on matters resolved by the Third Party Accountant, which proportionate allocations shall be determined by the Third Party Accountant upon its final resolution of the matter. Unless otherwise agreed to by the parties, the Tax Returns described in clause (A), (B) or (C) and the calculations described in clause (D) (each of which is subject to the Pre-Filing Review Procedure described in this Section 4.4(d)), shall be submitted to the reviewing party at least 30 business days prior to the due date (including extensions) of such Tax Return and the reviewing party shall either complete their review or provide final written comments on such Tax Return or calculation within 10 business days of receipt. If the parties cannot resolve any disputes with respect to the reviewing party's written comments within 5 business days of receipt thereof, the dispute shall be submitted to the Third Party Accountant for resolution. If the Third Party Accountant cannot resolve any differences between the Sellers and the Purchaser with respect to such Tax Return or calculation at least 5 business days prior to the due date of such Tax Return, such Tax Return shall be filed as prepared by the party responsible for its preparation, and thereafter, to the extent the Third Party Accountant resolves such dispute in a manner which would require the amendment of such Tax Return, such Tax Return shall be amended in a manner consistent with such resolution. Promptly upon resolution by the Third Party Accountant and the filing of an amended Tax Return, the liability of the Sellers and Purchaser for Taxes with respect to such Tax Return shall be redetermined in a manner consistent with the provisions of this Section 4.4, and any payments made between such parties prior to the filing of such amended Tax Return shall be appropriately adjusted to reflect such redetermination. The procedure described in this Section 4.4(d) shall be referred to herein as the "Pre-Filing Review Procedure".

          (e) Cooperation of Sellers. To the extent reasonably requested by the Purchaser (or its designees) in connection with the filing of any Tax Return, tax planning, claim for refund or the conduct of any Tax Contest, the Sellers and their affiliates shall grant to the Purchaser (or its designees) reasonable access to the information, books and records relating to the Companies and their respective subsidiaries within the possession of the Sellers or any member of the Seller Group (including workpapers and correspondence with taxing authorities), shall afford the Purchaser (or its designees) the right (at the Purchaser's expense) to take extracts therefrom and to make copies thereof, and shall provide the Purchaser reasonable access to their employees who are knowledgeable regarding the relevant Tax matters.

          (f) Cooperation of Purchaser. To the extent reasonably requested by the Sellers (or their designees) in connection with the filing of any Tax Return, tax planning, claim for refund or the conduct of any Tax Contest, the Purchaser and its affiliates shall grant, or cause the Companies and their respective subsidiaries to grant, to the Sellers (or their designees) reasonable access to the information, books and records relating to the Companies and their respective subsidiaries within the possession of the Purchaser, the Companies or their respective subsidiaries (including workpapers and correspondence with taxing authorities), shall afford the Sellers (or their designees) the right (at the Sellers' expense) to take extracts therefrom and to make copies thereof, and shall provide the Sellers reasonable access to their employees who are knowledgeable regarding the relevant Tax matters. The Purchaser shall, or shall cause the Companies or their subsidiaries to, use its reasonable efforts to accurately and timely complete any tax information package or questionnaire that is customary and consistent with past practice submitted to it by the Sellers for the purpose of enabling the Sellers to complete any Tax Return that the Sellers are required to prepare pursuant to this Agreement.

          (g) Cooperation Regarding Refunds. The Purchaser and the Sellers shall cooperate, and they each agree to cause their affiliates to cooperate with the other party, with respect to any reasonable request to claim any refund of Taxes payable by or with respect to the Companies and their subsidiaries, including the provision of all material relevant information and reasonable assistance as reasonably requested; provided that the requesting party shall reimburse the other party for any costs incurred in complying with such requests. The Purchaser shall be entitled to carryback any post-closing Tax attributes of either of the Companies or their subsidiaries to any tax period ending on or before the Closing Date and the Sellers shall cooperate with Purchaser in seeking any such refunds of Taxes from the appropriate taxing authority, and Purchaser shall be entitled to any such refunds received by the Purchaser or actually received by the Sellers or their affiliates or allowed as an offset against Taxes otherwise payable by the Sellers or their affiliates (net of any costs of the Sellers or their affiliates attributable to the claim or receipt of such refunds) provided that the Sellers shall not be obligated to amend returns previously filed.

          (h) Tax Contests. Each of the Purchaser and the Sellers shall promptly notify the other in writing within 10 days from its (or its affiliates') receipt of notice of any pending or threatened federal, state, local or foreign Tax audits, litigation or assessments or other contest of, or with respect to Taxes of, either Company or any of its subsidiaries (a "TAX CONTEST"), so long as any taxable periods of such Company or subsidiary ending on or prior to the Closing Date remain open. The Sellers shall have the right to control the conduct and disposition of any Tax Contest for taxable periods ending on or prior to the Closing Date for which indemnification may be claimed against the Sellers under this Agreement and to employ counsel of their choice at their expense. With respect to any Tax Contest regarding a Tax Return in which the tax attributes of either Company or any of its subsidiaries after the Closing Date are determined by reference to the tax attributes of such Company or subsidiary on or prior to the Closing Date, the Sellers shall keep the Purchaser informed as to the progress of any Tax Contest which the Sellers have taken control of and the Purchaser shall have the right to consult with the Sellers during such proceedings at its own expense; provided that the Sellers shall not accept any proposed adjustment or enter into any settlement or agreement in compromise or otherwise dispose of any such Tax Contest in a manner that would purport to bind or would affect the tax liability or tax attributes of either of the Companies or any of their subsidiaries for taxable periods or portions thereof ending after the Closing Date without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. With respect to any Tax Contest (1) relating to any Straddle Period or (2) for any tax period ending on or before the Closing Date which the Sellers do not assume control of within a reasonable period of time, such Tax Contests shall be controlled by Purchaser and the Purchaser (x) shall keep the Sellers informed as to the progress of such Tax Contest and (y) shall not accept any proposed adjustment or enter into any settlement or agreement in compromise which would result in a claim for indemnification against the Sellers pursuant to this agreement without the prior written consent of the Sellers, which consent shall not be unreasonably withheld; provided that, in the case of any Tax Contest described in clause (2), if the Sellers withhold their consent to the proposed adjustment or settlement or agreement in compromise (as the case may be) for any reason, the Sellers agree to assume control of such Tax Contest as soon as practicable; provided further that, if the Sellers do not assume control of such Tax Contest as soon as practicable, the Purchaser shall have the right in its sole discretion to accept any proposed adjustment or settlement or agreement in compromise with respect to such Tax Contest. The Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other and their counsel in the conduct of any Tax Contest pursuant to this Section 4.4(h).

          (i) Conduct of Business. On the Closing Date for the remaining part of the day after the time of Closing, other than the transactions contemplated hereby including the incurrence of additional indebtedness, the Purchaser shall cause each Company and its subsidiaries to carry on its business only in the ordinary course in substantially the same manner as heretofore conducted.

          (j) Transfer Taxes, etc. The Sellers, on the one hand, and the Purchaser, on the other hand, shall each be responsible for the payment of one-half of all state and local transfer, sales, use or other similar Taxes resulting from the transactions contemplated by this Agreement.

          (k) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving either of the Companies or any of their subsidiaries and any members of their current affiliated group (as defined in Code section 1504(a)) shall be terminated as of the time of the Closing and, after such time, neither of the Companies nor any of their subsidiaries shall be bound thereby or have any liability thereunder.

          (l) Section 338(h)(10) Elections. The Purchaser, on the one hand, and each Seller, on the other hand, shall make and shall cause their respective affiliates to make a joint election pursuant to Section 338(h)(l0) of the Internal Revenue Code of 1986, as amended (the "CODE"), (and any corresponding provision of state, local or foreign law) ("SECTION 338(h)(10) ELECTIONS") with respect to the purchase and sale of the stock of each of the Companies and the deemed purchase and sale of stock of each of the Companies' subsidiaries hereunder (the "ELECTION CORPORATIONS") in the manner described in this Section 4.4(l).

               (i) No later than 30 business days after the Initial Purchase Price (as adjusted pursuant to Sections 1.2(b) and 1.3) and liabilities of each Company and each Company's subsidiaries (plus all other relevant items) are finally determined pursuant to the provisions of this Agreement, the Purchaser shall provide to the Sellers a proposed calculation and allocation of the "aggregate deemed sales price" ("ADSP") for the deemed sale of assets resulting from the making of the Section 338(h)(l0) Elections with respect to the Election Corporations. For purposes of such calculation and allocation (and for all other Tax purposes of the Purchaser and the Sellers and their affiliates), all amounts payable pursuant to Section 1.2(b) (as adjusted pursuant to Section 1.3) hereof shall be (A) calculated for purposes of ADSP and (B) allocated amongst the Election Corporations in accordance with the Code and regulations thereunder and the liabilities of the Election Corporations shall be calculated for purposes of ADSP and allocated to the appropriate Election Corporation in accordance with the Code and regulations thereunder. If the Sellers do not object within 10 business days after their receipt of the Purchaser's proposed calculation and allocation of ADSP, such calculation and allocation shall be treated as the agreed final calculation and allocation. If the Sellers object in writing to the Purchaser's proposed calculation and/or allocation of ADSP within 10 business days after the receipt thereof, the Purchaser and the Sellers shall use their best efforts to agree on a calculation and allocation. If the parties cannot, within 30 business days, agree on a calculation or allocation, all unagreed items shall be submitted to the Third Party Accountant for resolution; provided that any such dispute shall be resolved in favor of the Purchaser unless the Third Party Accountant determines (x) that the allocation of the amounts payable pursuant to Section 1.2(b) (as adjusted pursuant to Section 1.3) among the Election Corporations or the calculation of ADSP, as the case may be, has not been prepared in accordance with the Code and regulations thereunder or (y) in the case of any allocation of ADSP among the assets of an Election Corporation, that there is no reasonable basis for the Purchaser's position. Following the resolution of any such dispute, such calculation and/or allocation, as the case may be, shall be the final agreed calculation or allocation.

               (ii) Promptly after ADSP is finally determined pursuant to clause
          (i) above and in no case later than 30 days prior to the date on which the Election Forms are required to be filed with the respective taxing authority, the Purchaser, on the one hand, and each Seller, on the other hand, shall execute or shall cause their respective appropriate affiliates to execute and deliver to Purchaser four (4) copies of Internal Revenue Service Form 8023 and any comparable election forms required under relevant state, local or foreign law (the "ELECTION FORMS") with respect to the sale of the Companies and each of their subsidiaries. Such Election Forms shall be prepared by the Purchaser in a manner consistent with the final agreed calculation and allocation and as reasonably satisfactory in form and substance to the Sellers. Such Election Forms shall be filed with the Internal Revenue Service and any other appropriate taxing authorities not less than 15 days before the last date for the filing thereof. In connection with the filing of such Election Forms, the Purchaser and the Sellers agree, and shall cause their respective affiliates to agree, to cooperate (x) in the preparation of such Election Forms and attachments thereto to reflect the final determination of ADSP and the allocation thereof and to make any other corrections, amendments or supplements thereto which are mutually acceptable to the parties and may be required by law or otherwise necessary in making the Section 338(h)(10) Elections and (y) to prepare and timely file any additional forms or attachments as may be required under state, local or foreign law to make any comparable elections thereunder. All such Election Forms and any additional forms or corrections, amendments or supplements thereto shall be prepared in a manner consistent with the agreed final calculation and allocation determined pursuant to clause
          (i) above and any dispute with respect thereto shall be resolved by the Third Party Accountant in a manner consistent with the procedures and principles outlined in clause (i) above.

               (iii) Except as otherwise provided in clause (ii) above, the Purchaser and the Sellers shall not take, and shall not permit any of their affiliates to take, any action to modify the Election Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Elections following the filing of the Election Forms, without the written consent of the other. The Purchaser and the Sellers shall, and shall cause their respective affiliates to, prepare and file all Tax Returns in a manner consistent with the information contained in the Election Forms as filed, including the final agreed calculation and allocation, unless otherwise required by a change in Tax law requirements.

               (iv) Notwithstanding any other provision of this Agreement, the Sellers will include all items of gain and loss attributable to the deemed sale of the assets of each Company and each Company's subsidiaries in their consolidated and other income Tax Returns and the Sellers shall be responsible for, and shall pay, indemnify, defend and hold harmless Purchaser and its affiliates (including the Company and the subsidiaries) from and against, all Taxes of any Seller, the Companies, their respective subsidiaries or any affiliated group, arising in any taxable period that includes the Closing Date, that result from the Section 338(h)(10) Elections.

          (m) Indemnification. From and after the Closing Date, the Sellers shall protect, defend, indemnify and hold harmless the Purchaser, the Companies and their respective subsidiaries from any and all Taxes imposed on a Company or any of its subsidiaries and Damages resulting from (A) the several liability of a Company or any of its subsidiaries pursuant to Treas. Reg. Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of its having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (B) its ceasing to be a member of the Seller Group, (C) the making of the Section 338(h)(l0) Elections, (D) the breach of the Sellers' covenants set forth in this Section 4.4, (E) breaches of representations and warranties in Section 2.14, or (F) any Tax allocation or Tax sharing or similar agreement, as a transferee or successor, by contract or otherwise. The indemnification under this Section 4.4(m) and the indemnification for Taxes set forth elsewhere in Section 4.4 hereof shall not be subject to the indemnification deductible and limit set forth in Section 7.2.1.

          4.5 Supplements to Disclosures. From time to time prior to the Closing Date, the Sellers may amend or supplement the Disclosure Letter with respect to any matter hereafter arising or, in the case of any representation and warranty qualified as to knowledge, discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described therein or that is necessary to complete or correct any information in any representation or warranty contained in Section 2. For purposes of determining the fulfillment of the condition precedent set forth in Section 6.4.1, no such amendment or supplement shall be given effect; for all other purposes, including, without limitation, Section 7.2.1, each such amendment and supplement shall be given effect.

          4.6 Contact with Customers and Suppliers. Except to the extent necessary to comply with Section 4.8, neither the Purchaser nor any of its agents, affiliates, employees, directors or officers shall contact and communicate with any employees, customers, suppliers or licensors of either Company and its subsidiaries in connection with the transactions contemplated hereby except with the prior written consent of the Sellers, which consent may be conditioned upon an officer of either of the Sellers being present at any such meeting or conference, among other conditions as may be required by the Sellers.

          4.7 Publicity. No press release or public announcement related to this Agreement, or the transactions contemplated hereby, shall be issued or made without the joint approval of the Sellers and the Purchaser, unless required by law, rule or regulation (including stock exchange rules)

(in the reasonable opinion of counsel) in which case the Sellers and the Purchaser shall have the right to review such press release or announcement prior to publication.

          4.8 Release of Guaranties, Bonds, etc.

          (a) WWTI, RPI or certain Non-Company Affiliates have (i) issued certain guaranties and (ii) obtained certain surety or performance bonds with respect to which a Seller or one or more of such affiliates has reimbursement or indemnification obligations and, after the date hereof and prior to the Closing, WWTI, RPI or one or more of such affiliates may, in its sole discretion but after consulting with Purchaser, in the ordinary course of conduct of the Business, modify such guaranties or issue additional guaranties, or obtain additional bonds. Purchaser also acknowledges WWTI, RPI and/or one or more of such affiliates has been, or may be, required to furnish security for the benefit of the issuer or issuers of such bonds or in connection with such guaranties, including in the form of an irrevocable stand-by letter or letters of credit. Such guaranties and such additional guaranties, if any, and any security furnished in connection therewith, are referred to herein as the "GUARANTIES", and such bonds and such additional bonds, if any, and any security furnished in connection therewith, are referred to herein as the "BONDS". The Sellers have used reasonable efforts to list all Guaranties and Bonds outstanding as of the date hereof in Section 4.8 of the Disclosure Letter.

          (b) Except for the Bonds and Guaranties marked with a number sign on
     Section 4.8 of the Disclosure Letter and for any Guaranties or Bonds not listed thereon, the Purchaser shall use its commercially reasonable best efforts and the Sellers and WMI shall cooperate (i) to obtain complete and unconditional release of each Seller and any relevant Non-Company Affiliate at the Closing with respect to all of the Guaranties and Bonds and (ii) to cause the issuer or issuers thereof to terminate and redeliver to such Seller or such Non-Company Affiliate any stand-by letters of credit or other security provided by such Seller or Non-Company Affiliate in connection with any such Guaranties or Bonds. The releases and terminations with respect to any Bond or Guarantee are referred to as a "GUARANTEE RELEASE" whether or not such release or termination occurs prior to the Closing. Bonds and Guaranties with respect to which a Guarantee Release has not been obtained are referred to as "OUTSTANDING".

          (c) The Purchaser shall post replacement bonds for each of the Bonds set forth on Section 4.8 of the Disclosure Letter on or prior to the Closing Date (each, a "REPLACEMENT BOND"). At the Closing, the Purchaser shall deliver (i) a fully executed copy of each Replacement Bond (which Replacement Bond shall state prominently on its face the Bond which it is replacing) and (ii) a copy of a transmittal letter for each Replacement Bond which shall have been sent to the entity for which the Replacement Bond is being posted requesting that such entity release and return the Bond which is being replaced.

          (d) With respect to each Bond and each Guarantee, the Purchaser shall indemnify and hold harmless each Seller and each Non-Company Affiliate that is party to, or has furnished security in connection with, such Bond or Guarantee from any and all losses, claims, liability or damage (including attorneys' fees and other costs and expenses and including, without limitation, any increase in the liability of such Seller or any Non-Company Affiliate in respect of Taxes) in respect of any such Bond or Guarantee, including, without limitation, interest on any unreimbursed payment made by such Seller or such Non-Company Affiliate at the prime rate posted by the Chase Manhattan Bank from time to time plus 2% from the date of payment until the date reimbursed. If, as of 120 days after the Closing, any Bond set forth on Section 4.8 of the Disclosure Letter or Guarantee set forth on
     Section 4.8 of the Disclosure Letter marked with an asterisk (each, a "DESIGNATED OBLIGATION") remains Outstanding, the Purchaser shall deliver to the Sellers or to one or more Non-Company Affiliates designated by the Sellers an irrevocable, standby letter of credit (the "STANDBY LoC") from a bank or other financial institution reasonably satisfactory to the Sellers (the "ISSUER"), in an amount equal to the aggregate face amount of such Outstanding Designated Obligations. The Standby LoC shall have the following terms and conditions:

               (i) The Standby LoC shall be for an initial term of one year following 120 days following the Closing Date and shall provide that it shall be automatically renewed from time to time at each renewal date thereafter for an additional one-year term unless and until all Outstanding Designated Obligations shall have been terminated. The Standby LoC shall further provide that the Issuer shall give the Sellers notice not more than 60 nor less than 30 days prior to each renewal date whether the Standby LoC has been renewed for an additional year and, if it has been renewed, the amount for which it has been renewed;

               (ii) The Sellers shall be entitled to draw upon the Standby LoC upon presentation of a sight draft of either Seller accompanied by a certificate of such Seller stating that (x) a claim in respect of any of the Designated Obligations has been asserted against such Seller or any Non-Company Affiliate, or (y) Purchaser shall not have notified the Sellers at least 30 days prior to any scheduled renewal date that either (A) the Standby LoC has been renewed, or (B) all Outstanding Designated Obligations have been terminated (and all security furnished in connection therewith shall have been released and redelivered to the Sellers on such Non-Company Affiliate) and delivered to the Sellers satisfactory evidence of such termination;

               (iii) The right of any Seller to draw upon the Standby LoC and to receive any notices relating thereto shall be assignable by such Seller in whole or part (from time to time and at any time), without the consent of Purchaser to any affiliate of such Seller or any trustee or agent for lenders to such Seller or any of its affiliates.

               (iv) Following the provision of confirmation to the Sellers of the release of any Designated Obligations, Purchaser shall be entitled to reduce the amount of the

          Standby LoC by the face amount of the Standby LoC maintained in respect of the obligation released.

          (e) Following the Closing, if there shall exist any Outstanding Guaranties or Bonds:

               (i) The Purchaser will use its reasonable efforts to obtain the complete and unconditional release each of Seller and any Non-Company Affiliate with respect to such Outstanding Guaranties and Bonds (whether by replacement of such Guaranties and Bonds or otherwise) to the extent the Purchaser has knowledge thereof. The reasonable efforts obligations in the immediately preceding sentence shall not include the obligation to pay consideration.

               (ii) The Purchaser shall promptly pay to the Sellers, after receipt by Purchaser of any invoice therefor, all reasonable out-of-pocket costs and expenses of the Sellers and any such Non-Company Affiliate (to the extent relating to any period of time after the Closing) relating to Outstanding Guaranties and Bonds which shall be deemed to include, without limitation, all fees, expenses and other amounts payable under credit and bonding arrangements in respect thereof, in each case until the complete and unconditional release of the Sellers' and such Non-Company Affiliates' obligations with respect thereto.

               (iii) If the Standby LoC has not been automatically renewed as provided in Section 4.8(c)(i), then the Purchaser shall cause the Standby LoC to be renewed each year, for an amount equal to not less than of the aggregate face amount of such Outstanding Designated Obligations at the time of renewal plus the amount of any unreimbursed drawings or payments thereunder as of the date of such renewal, and Purchaser shall pay all fees, costs and expenses relating to each such renewal.

               (iv) So long as any Bond or Guaranty is Outstanding, the Purchaser shall not permit such Bond or Guaranty or any obligation secured, assured or guarantied by such Outstanding Bond or Guaranty to be amended, modified, changed, assigned or otherwise transferred, renewed or extended (except insofar as the beneficiary of any such Outstanding Bond or Guaranty or obligation has the unilateral right on the date hereof to take such action) without the consent of WMI, such consent not to be unreasonably withheld, provided that it shall be reasonable for WMI to withhold its consent if such action would increase the risk of such Outstanding Bond or Guaranty being called upon or extend the period of time during which such Outstanding Bond or Guaranty could be called upon.

          4.9 Transition Services. For a period of time following the Closing Date as determined by the Purchaser, but in no event to exceed 180 days, the Sellers or their affiliates shall continue to provide to the Companies and their respective subsidiaries the services listed in Section

4.9 of the Disclosure Letter on a reasonable cost basis (including reasonable allocated overhead expense) and otherwise on the terms and conditions set forth in Section 4.9 of the Disclosure Letter.

          4.10 Intercompany Accounts. All intercompany accounts between either Company or any of its subsidiaries, on the one hand, and any Seller or any Non-Company Affiliate, on the other hand ("INTERCOMPANY ACCOUNTS"), shall be canceled as of the close of business on the business day immediately preceding the Closing Date, and such cancellations shall be reflected in the Closing Balance Sheet. The Intercompany Accounts shall be settled as follows: (a) to the extent that either Company and its subsidiaries are indebted to any Seller or any Non-Company Affiliate, such debt shall be canceled and the amount of the debt so canceled shall be deemed a capital contribution by such Seller to such Company, and (b) to the extent that any Seller or any Non-Company Affiliate is indebted to any Company and its subsidiaries such debt shall be canceled and the amount of the debt so canceled shall be deemed a dividend from such Company to such Seller.

          4.11 Indemnification of Directors and Officers. The Purchaser shall cause each Company and its subsidiaries to honor their obligations to indemnify and advance defense costs to each present and former officer or director of the Company and its subsidiaries pursuant to its By-Laws and shall not permit the Certificate of Incorporation or By-Laws of any Company or any of its subsidiaries to be amended for a period of seven years in a manner which adversely affects the indemnification rights of present and former directors and officers of such Company or any of its subsidiaries, except as required by applicable law.

          4.12 Right to Use Certain Marks.

          (a) To the extent that any trademarks, service marks, brand names or trade, corporate or business names of either Seller or of any Non-Company Affiliate ("SELLER MARKS") are used by either Company or any of its subsidiaries on stationery, signage, equipment, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials ("MARKED MATERIALS") or appear on either Company's or any of its subsidiaries' inventory at the Closing, such Company and its subsidiaries may use such Marked Materials or sell such inventory for a period of six months after the Closing, but the Purchaser shall not without prior written consent of the Sellers, which consent shall not be unreasonably withheld, use such Seller Marks in any other manner during the time thereafter.

          (b) Within 60 days after the Closing, the Purchaser shall cause each Company and its subsidiaries not to use any Marked Materials (other than training materials or software for internal use only with respect to which the last sentence of this paragraph (b) shall apply) without first crossing out or marking over such Seller Marks or otherwise clearly indicating on such Marked Materials that such Company and its subsidiaries are no longer affiliates with either Seller or any Non-Company Affiliate. After the Closing the Purchaser shall procure that the Companies and their respective subsidiaries do not reorder any Marked Materials.

     Within 180 days following the Closing, the Purchaser shall cause the Company and its subsidiaries to discontinue all use of Seller Marks or Marked Materials.

          (c) As promptly as practicable and in any event within 180 days following the Closing, the Purchaser shall cause each Company and its subsidiaries to change (if necessary) its corporate name to a name that does not include the Seller Marks.

          4.13 Confidentiality. The Sellers shall keep confidential, and cause their affiliates and instruct their officers, directors, employees and advisors to keep confidential, all information relating to the Companies and their subsidiaries and their businesses, except as required by law or administrative process, except as may be required or advisable in connection with the assertion or defense of any claim under this Agreement or any Ancillary Agreement, and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 4.13.

          4.14 Assignment of Confidentiality Agreements. On the Closing Date, the Sellers shall, and shall cause their affiliates to, use commercially reasonable efforts to assign, to the extent assignable, to the Purchaser their rights under all confidentiality agreements entered into by either Seller or its affiliates with any person in connection with the proposed sale of the Companies to the extent such rights relate to the Companies and the subsidiaries. Copies of all such confidentiality agreements shall be provided to the Purchaser promptly following the Closing Date.

          4.15 Resignations. On the Closing Date, the Sellers shall cause to be delivered to the Purchaser duly signed resignations (from the applicable board of directors), effective immediately after the Closing, of all directors of each Company and each wholly owned subsidiary and shall take such other action as is necessary to accomplish the foregoing.

          4.16 Other Transactions. From the date of this Agreement to the Closing, neither Seller, neither Company, nor WMI, nor any subsidiary nor any other affiliate of any of them shall, nor shall they permit any of their respective officers, directors, stockholders or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than the Purchaser and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving either Company or any subsidiary. In the event that any of them receives a proposal relating to any such transaction, the Sellers shall promptly notify the Purchaser of such proposal.

          4.17 Notice. Each party shall promptly, upon becoming aware of the occurrence of any event or condition or the existence of any fact that would cause any of the conditions to the other party's obligation to consummate the purchase and sale of the Company Shares not to be fulfilled, notify such other party thereof, and furnish such other party any information it may reasonably request with respect thereto.

          4.18 Non-Competition and Conduct of Business.

          4.18.1 Non-Competition. Sellers and WMI shall not, and shall cause each of their subsidiaries not to, directly or indirectly through or with another entity:

          (a) for a period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, own any interest in an entity engaging in, manage, control or in any manner engage in (whether as an owner, operator, manager, investor or otherwise) any Competitive Activities; provided, however, that, the restriction in this clause (a) shall not apply to (i) WMI's ownership of an interest in the Onyx Industrial Services business conducted by the Joint Venture so long as WMI and its affiliates do not, directly or indirectly, increase their financial commitments or contributions to the Joint Venture, (ii) the composting operations of WMI and its subsidiaries as presently conducted, or (iii) the ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market;

          (b) with respect to each Customer, for the period beginning on the Closing Date and ending on the later of (A) the third anniversary of the Closing Date and (B) the end of the Customer Contract Term for such Customer, except for providing the services contemplated by Section 4.18.5 to persons who are not affiliated with the Sellers or WMI, (i) pursue or enter into a contract or arrangement for the disposal of Residuals into a landfill with respect to Residuals generated by, originating from or handled by such Customer or (ii) through a communication directed to such Customer, induce or attempt to induce such Customer to cease doing business with the Companies or any of their subsidiaries; provided, however, that this clause (b) shall not prohibit WMI, the Sellers or their respective subsidiaries from pursuing or contracting with a Customer in response to a general solicitation for bids from such Customer if such solicitation is limited by its terms to a request for bids or proposals to provide the services of hauling or disposal of Residuals into a landfill only; and

          (c) for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date, perform any action, activity or course of conduct consisting of the following: (A) soliciting, recruiting or hiring any employees of either Company or any subsidiary, (B) soliciting or encouraging any employee of either Company or its subsidiary to leave the employment of such Company or subsidiary, and (C) through a communication directed to such person, induce or attempt to induce any supplier, licensor, lessor or other business relation of the Companies or any of their subsidiaries to cease doing business with the Companies or any of their subsidiaries; provided, however, that general solicitations not directed at employees of the Company or its subsidiaries shall not be a violation of clauses (A) or (B) above.

The Purchaser shall cause the Companies and their subsidiaries following the Closing to provide the Sellers reasonably prompt written notice whenever a Customer for which the Companies or their subsidiaries do not have a customer contract as of the date hereof executes and delivers a contract with the Companies or their subsidiaries; provided, however, that such obligation shall only continue so long as such person would continue to be classified as a Customer hereunder.

          4.18.2 WMI Agreement Regarding Backup Landfill Agreements. WMI covenants and agrees that, with respect to each Customer for which the Companies or their subsidiaries have a Backup Landfill Agreement, WMI or a subsidiary of WMI shall provide landfill disposal services to the Companies and their subsidiaries for Residuals generated by, originating from or handled by such Customer consistent with the Backup Landfill Agreements on the following terms (the "BACKUP DISPOSAL SERVICES"):

          (a) the Residuals shall be disposed of in the landfill specified in the Backup Landfill Agreement for such Customer;

          (b) the Companies and their subsidiaries shall pay to WMI or its subsidiaries a price for the Backup Disposal Services equal to the price set forth in the Backup Landfill Agreement for such Customer; provided that for any period following one year after the Closing Date for which such Backup Landfill Agreement has not specified a price, the price shall be the price specified in such Backup Landfill Agreement for the most recent period for which a price has been specified escalated from such recent period to that later period by the Consumer Price Index applicable to the region where such Customer is located; and

          (c) WMI or its subsidiaries shall provide the Backup Disposal Services for the period beginning on the Closing Date and ending on the later of (A) the third anniversary of the Closing Date and (B) the end of the Customer Contract Term for such Customer, unless the obligation to provide such services is terminated earlier pursuant to Section 4.18.3.

In the event that any Backup Landfill Agreement shall be deemed to be unenforceable, WMI and its affiliates shall provide the Backup Disposal Services to the Companies and their subsidiaries consistent with the terms set forth in the Backup Landfill Agreements.

          4.18.3 Commitment Regarding Backup Landfill Agreements. If a Company or its subsidiary has a Need for Landfill Services for Residuals generated by a Customer for which such Company or subsidiary has a Backup Landfill Agreement in place, such Company shall (or shall cause such subsidiary to) meet such Need for Landfill Services pursuant to a Backup Landfill Agreement or pursuant to the Backup Disposal Services provided in Section 4.18.2 hereof.

          4.18.4 Preferred Provider Agreement. For Customers of the Companies and their subsidiaries other than Customers for which a Backup Landfill Agreement is in place, each Company shall, and shall cause its subsidiaries to, for the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (except with respect to Customers for which WMI is prohibited from competing pursuant to Section 4.18.1, in which case the period shall continue until termination of such prohibition), meet its Need for Landfill Services by engaging WMI or its subsidiaries so long as the "all-in" pricing offered by WMI and its subsidiaries (i.e., inclusive of tipping fees, etc.) and the other material contract terms offered by WMI and its subsidiaries are at least as favorable as the lowest available "all-in" pricing and other material contract terms available from any third party. In furtherance of the foregoing, the Companies and their subsidiaries shall notify WMI or its subsidiaries in writing of the lowest bid they received to satisfy a Need for Landfill Services and shall give WMI or its subsidiaries a reasonable opportunity to respond to such bid.

          4.18.5 Preferred Pricing Agreement. If, during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, WMI or its subsidiaries agree to or offer to provide landfill disposal services with respect to Residuals originating from a Customer to any person other than the Companies or their subsidiaries, WMI or its subsidiaries shall provide the Companies with a written offer to provide the same services on the same terms to the Companies except that the price for landfill disposal (exclusive of charges which are passed-through from a person that is not an affiliate, taxes and transportation costs) shall be 10% lower than the price (exclusive of charges which are passed-through from a person that is not an affiliate, taxes and transportation costs) offered to or agreed to with such other person. Such offer shall remain open to the Companies as long as the offer is open to such other person.

          4.18.6 Disputes. Upon the reasonable request of WMI or the Companies, the other party shall provide to a designated executive officer of the requesting party (who, in the case of WMI shall be the Vice President of Sales and Marketing, and who, in the case of the Purchaser, shall be an Executive Vice President, each, a "DESIGNATED OFFICER") reasonably requested documentation demonstrating compliance with the provisions of Section 4.18.4 and 4.18.5 hereof. In addition, any disputes regarding this Section 4.18 shall first be referred to the Designated Officers for resolution.

          4.19 Insurance. The Sellers shall use commercially reasonably efforts to keep, or cause to be kept, all insurance policies currently in effect in full force and effect through the close of business on the Closing Date.

          4.20 Certain Contracts and Commitments. Promptly but in any event prior to the Closing Date, WMI and the Sellers shall, and shall cause the Companies and their subsidiaries to:

          (a) use commercially reasonable efforts to assign the contracts set forth on Section 4.20 of the Disclosure Letter hereto from the Non-Company Affiliates to the Companies under agreements reasonably satisfactory to the Purchaser; and

          (b) inform the employees of the Companies and their subsidiaries of the impact of the Closing of this transaction on the options held by such employees in WMI including whether (or when) such options will expire or vest.

          4.21 Certain Employee Obligations. Prior to and after the Closing Date, WMI and the Sellers shall, and shall cause their subsidiaries to, honor and discharge the Employee Obligations (as defined in Section 7.2.1(f)) in accordance with their terms.

          4.22 Marshall Case. Notwithstanding anything to the contrary herein, the Purchaser shall have the right, beginning on the date hereof and ending upon a termination, if any, of this Agreement in accordance with its terms, to participate in and manage the Marshall Case on a day-to-day basis; provided that, until the Closing Date, the Sellers shall have final decision-making authority and control of the Marshall Case except that, for sixty days following the date hereof, (i) the Marshall Case may not be settled or otherwise compromised without the prior written consent of the Purchaser, which consent may be withheld for any reason and (ii) the Sellers shall continue to prosecute the case in the ordinary course of business with the same counsel employed prior to the date hereof. Until the Closing Date, the Purchaser and the Sellers shall consult with each other as to the management and prosecution of the Marshall Case. Effective as of the Closing Date, the Purchaser shall assume control of the Marshall Case in accordance with Section 7.2.3(a).

          4.23 The Projects. WMI and the Sellers shall, and shall cause each of the Companies and its subsidiaries to,

          (a) consult with the Purchaser regularly with respect to the status of the proposed pelletizing facility in or around Chicago, Illinois and the proposed project in Honolulu, Hawaii (each a "PROJECT" and together the "PROJECTS") and the contracts and commitments being contemplated by the Companies and their subsidiaries with respect thereto including any material decisions to be made regarding a Project; and

          (b) provide the Purchaser the right to consent to the submission of a "best and final offer" for each Project which consent may be withheld for any reason.

If the Purchaser does not consent to the Companies' submission of a "best and final offer" for a Project, (i) the Companies and their subsidiaries shall not take further actions to undertake or make commitments with respect to such Project and (ii) the Sellers shall then have the option to cause the Companies to assign to the Sellers or other Non-Company Affiliates the rights of the Companies and its subsidiaries to undertake such Project.

          4.24 Permits. WMI and the Sellers shall, and shall cause each of the Companies and its subsidiaries to, use reasonable efforts to provide to the Purchaser within 30 days of the date hereof a complete list of all permits necessary for the conduct of the Business as it is now conducted.

     5. Employees and Employee Benefit Plans.

          (a) Each employee of either Company or any of its subsidiaries who is actively employed immediately prior to the Closing Date and who is entitled to any compensation, benefits or other payments arising in connection with such employee's employment with either Company or any of its subsidiaries shall be referred to as the "COMPANY EMPLOYEES." From and after the Closing, the Sellers shall remain solely responsible for liabilities for claims of the Company Employees and their eligible dependents incurred prior to the Closing Date under those Company plans that are health, short-term disability, accident or life insurance plans and the Purchaser shall be solely responsible for all such liabilities for claims incurred by any Company Employee and his eligible dependents on or after the Closing Date.

          (b) Effective from and after the Closing, the Purchaser shall cause each Company Employee (and his covered dependents) who participated in an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) or similar benefit arrangement maintained by WMI (the "WMI WELFARE PLANS") immediately prior to the Closing Date to be eligible to participate effective immediately in a similar employee welfare benefit plan or arrangement maintained by Purchaser or its subsidiaries for the benefit of similarly situated employees of the Purchaser or its subsidiaries ("PURCHASER'S WELFARE PLANS"), but only to the extent that such similar Plans and arrangements are currently maintained by Purchaser or its subsidiaries. In connection therewith, the Purchaser shall cause the Purchaser's Welfare Plans to disregard, with respect to such previously covered Company Employees (and their covered dependents), pre-existing condition exclusions and limitations. In addition, with respect to each Company Employee (and his eligible dependents) who did not participate in a particular WMI Welfare Plan immediately prior to the Closing Date, such Company Employee (and his eligible dependents) shall become eligible to participate in Purchaser's Welfare Plans in accordance with the terms of the Purchaser's Welfare Plans. Nothing hereunder shall be construed to require Purchaser to hire, or either Company or any of its subsidiaries to retain, Company Employees for any period of time; and provided further, that Company Employees (and their eligible dependents) shall be eligible to participate in the Purchaser Welfare Plans only during the period of time during which such Company Employees are employed by the Purchaser, either Company or any of its subsidiaries or as required by applicable law.

          (c) All Company Employees who have account balances in the Waste Management Retirement Savings Plan (the "WMI PLAN") immediately prior to the Closing Date shall be fully vested in all of their account balances under the WMI Plan as of the Closing Date including, without limitation, any account balances attributable to employer contributions. As soon as practicable after the Closing Date, the Sellers shall make all matching and other contributions with respect to Company Employees that are payable with respect to periods before the Closing Date whether or not such contributions are due. As soon as practicable after the Closing Date, employees of each Company and its subsidiaries who were participants in the WMI Plan and who are actively employed on the Closing Date shall be eligible to commence participation in a tax-deferred savings plan maintained by the Purchaser (the "PURCHASER 401(K) PLAN"). Prior to the Closing Date, each of the Purchaser and the Sellers shall deliver to the other party a favorable determination letter from the IRS regarding the qualified status of the Purchaser 401(k) Plan or WMI Plan, as the case may be. The Sellers will permit each employee who is a participant in the WMI Plan to elect (i) to receive a distribution of the value in his account less the amount of any outstanding loan to such participant under the Plan (such participant's "ACCOUNT BALANCE"), (ii) to roll over such participant's Account Balance to an individual retirement account of such participant or (iii) to roll over such participant's Account Balance (but for purposes of this clause (iii), a participant's Account Balance shall include the amount of any outstanding loan under the

     WMI Plan which loan shall also be rolled over) to the Purchaser 401(k) Plan as soon as practicable after the Closing Date and the Purchaser shall cause the Purchaser 401(k) Plan to accept such transfers. The Seller and Purchaser shall cooperate to the extent necessary and reasonable to facilitate such transfer and loan payments.

     6. Conditions Precedent.

          6.1 General. The respective obligations set forth herein of the Sellers and the Purchaser to consummate the sale and purchase of the Company Shares at the Closing shall be subject to the fulfillment, on or before the Closing Date, in the case of the Sellers, of the conditions set forth in Sections 6.2 and 6.3, and in the case of the Purchaser, of the conditions set forth in Sections 6.2 and 6.4.

          6.2 Conditions to Obligations of Both Parties.

          6.2.1 HSR Act. The waiting period under the HSR Act with respect to the transactions contemplated hereby shall have been terminated or expired.

          6.2.2 No Injunction, etc. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing the purchase and sale of the Company Shares shall be in effect.

          6.3 Conditions to Obligations of the Sellers.

          6.3.1 Representations and Warranties of the Purchaser. The representations and warranties in Section 3 shall be true and correct when made and at and as of the Closing with the same effect as though made at and as of such time, with such exceptions, in the case of any representation and warranty not qualified by its terms as to materiality or Material Adverse Effect, as are not, individually or in the aggregate, material. The Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

          6.3.2 Certificate. The Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date and signed by an authorized senior officer of the Purchaser as to the fulfillment of the conditions set forth in Section 6.3.1.

          6.3.3 Consents. The consents listed in Section 6.3.3 of the Disclosure Letter shall have been obtained.

          6.3.4 Guarantee Releases. A Guarantee Release shall have been obtained for Items 1 and 2 (Baltimore) on Section 4.8 of the Disclosure Letter. A Guarantee Release shall have been obtained or a performance bond shall have been posted for Item 4 (County of Burlington) on Section 4.8 of the Disclosure Letter.

          6.4 Conditions to Obligations of Purchaser.

          6.4.1 Representations and Warranties of the Sellers. The representations and warranties in Section 2 shall be true and correct when made and at and as of the Closing with the same effect as though made at and as of such time, with such exceptions, in the case of any representation and warranty not qualified by its terms as to materiality or Material Adverse Effect as are not, individually or in the aggregate, material. The Sellers shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by either of them at or before the Closing.

          6.4.2 Officer's Certificate. The Sellers shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by an authorized senior officer of each Seller, as to the fulfillment of the conditions set forth in Section 6.4.1.

          6.4.3 Resignations. The directors and officers of each Company and each of its subsidiaries who have been specified in a notice delivered by the Purchaser to the Sellers at least five days prior to the Closing shall have submitted their resignations from the Boards of Directors of such Company and each of its subsidiaries, as the case may be, effective as of the Closing Date.

          6.4.4 Tax Certificate. Each Seller shall have delivered to the Purchaser the certificate described in Treasury Regulation Section 1.1445-2(b)(2)(i) to the effect that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

          6.4.5 Financing. The Purchaser shall have received the financing contemplated by the term sheet attached to the Bank Commitment Letter pursuant to definitive financing agreements completed to the satisfaction of the Purchaser in its reasonable judgment.

          6.4.6 Consents. All governmental consents and third party consents listed in Section 6.4.6 of the Disclosure Letter shall have been obtained and the notifications set forth in Section 6.4.6 of the Disclosure Letter shall have been given.

     7. Indemnification.

          7.1 Survival of Representations and Warranties.

          (a) The representations and warranties made by the Sellers and the Purchaser pursuant to this Agreement or any certificate to be delivered in connection with the Closing hereunder shall survive the Closing and expire upon the date that is eighteen months after the Closing Date, except that the representations and warranties made in or pursuant to (i) Sections 2.1, 2.4, 2.5(a), 3.1 and 3.5 shall survive the Closing without limitation, (ii) Section

     2.14 shall survive until 30 days after the expiration of the applicable statute of limitations and (iii) Section 2.16 shall survive until the fifth anniversary of the Closing Date.

          (b) Any claim for indemnification under this Section 7 with respect to such representations and warranties must be brought in accordance with
     Section 7.2.3 prior to the expiration of the applicable representation and warranty pursuant to Section 7.1(a), provided that the expiration of such representations and warranties shall not affect the rights of any Purchaser Indemnitee to prosecute to conclusion any claim resulting from any breach of a representation or warranty as to which notice is given pursuant to
     Section 7.2.3 prior to the expiration of such representation and warranty.

          7.2 Indemnification.

          7.2.1 By the Sellers. From and after the Closing, the Sellers, on a joint and several basis, agree to indemnify and hold harmless the Purchaser and its affiliates (including the Companies and their subsidiaries) and each of their respective directors, officers, employees and stockholders (the "PURCHASER INDEMNITEES") from and against any loss, liability, damage or cost, including reasonable attorneys' fees and other costs and expenses (collectively, "DAMAGES"), incurred or sustained by such indemnified party arising from, under or as a result of:

          (a) the breach by any Seller of any covenant set forth in this Agreement or, subject to Section 7.1, any representation or warranty set forth in this Agreement or made in any certificate delivered pursuant hereto in connection with the Closing, provided that for purposes of the Purchaser Indemnitees' right to indemnification pursuant to this Section 7.2.1(a), all references to materiality and Material Adverse Effect in the representations and warranties of Sellers contained herein (except in the first sentence of Section 2.15) shall be ignored;

          (b) (i) Environmental Liabilities resulting from Existing Subsurface Contamination at 1108 Oak Point Avenue, Bronx, New York 10474 (the "NYOFCO FACILITY") in excess of $25,000 in any 12-month period (the "NYOFCO THRESHOLD"), provided that the Sellers shall only be required to indemnify the Purchaser Indemnitees for two-thirds of every dollar up to $300,000 of such Environmental Liabilities in excess of the NYOFCO Threshold during each 12-month period following the Closing Date. The Sellers shall indemnify the Purchaser Indemnitees for 100% of such Environmental Liabilities in excess of $325,000 in each such 12-month period.

               (ii) The Sellers' indemnification obligations under this Section 7.2.1(b) shall be terminated (A) if the Purchaser or any of its affiliates purchases the NYOFCO Facility, (B) if the lessor under the lease for the real property at the NYOFCO Facility (as in effect on the date hereof, without giving effect to any amendment, modification, waiver or extension or renewal beyond June 30, 2013, the "NYOFCO LEASE") agrees in writing that the Companies have no further liability under Sections 29.08, 29.09 and
     29.10 of the NYOFCO Lease with respect to Existing Subsurface Contamination or (C) on July 31, 2013, provided that in the case of clause (C) the Sellers' obligations under this Section 7.2.1(b) shall continue with respect to all claims relating to Existing Subsurface Contamination asserted by the lessor under the NYOFCO Lease prior to such date. The Sellers shall not be required to indemnify the Purchaser Indemnitees for any Damages arising out of any arrangement or understanding made by any Purchaser Indemnitee with the lessor of the NYOFCO Facility other than the NYOFCO Lease.

               (iii) Subject to subparagraph (v) below, the Purchaser and the Sellers will participate jointly in all communications, discussions and negotiations with the NYDEC or any other environmental regulatory authority with jurisdiction over investigation, monitoring or remediation activities at the NYOFCO Facility or with the landlord at the NYOFCO Facility concerning investigation, monitoring or remediation of Existing Subsurface Contamination, and neither the Purchaser nor any Seller may conduct any such communications, discussions or negotiations without the participation or prior written consent of the other party. The Purchaser and the Sellers shall provide each other with copies of all correspondence to or from the NYDEC, any other environmental regulatory authority or the landlord at the NYOFCO Facility concerning investigation, monitoring or remediation activities as well as copies of any and all remediation action plans, closure plans or similar plans.

               (iv) Subject to subparagraph (v) below, investigation, monitoring and remediation of Existing Subsurface Contamination at the NYOFCO Facility shall be jointly controlled by the Purchaser and the Sellers, except that the Purchaser and WWTI shall control up to $25,000 of normal operating and maintenance expenditures annually. Initially, such investigation, monitoring and remediation shall be conducted by WWTI in the same manner as conducted, or as anticipated to be conducted, prior to the Closing. The Purchaser shall, and shall cause WWTI to, consult with and keep the Sellers informed regarding all such investigation, monitoring and remediation. The Sellers shall be granted reasonable access to the NYOFCO Facility during normal business hours or at such other times as may be agreed upon by the Purchaser and the Sellers for the purpose of observing any investigation, monitoring or remediation conducted by WWTI or the Purchaser or for the purpose of carrying out any other investigation, monitoring or remediation that the Sellers may determine to be necessary or advisable.

               (v) If the Purchaser and the Sellers do not agree with respect to any proposed communications, discussions or negotiations with the NYDEC, any other environmental regulatory authority or the landlord, or with respect to any proposed investigation, monitoring or remediation of Existing Subsurface Contamination at the NYOFCO Facility, the Sellers will make the final decision and will retain ultimate control regarding any such communications, discussions, negotiations, investigation, monitoring and remediation, provided that, after reasonable notice to and consultation with the Sellers, the Purchaser shall be entitled to pursue its own course of action, but in such case, the Purchaser Indemnitees shall not be indemnified under this Section 7.2.1(b) for their costs and expenses resulting from undertaking such course of action and the Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against any Damages which result from the Purchaser's pursuit of such course of action.

               (vi) Within ten business days following the Closing Date, the Purchaser and the Sellers shall jointly prepare and send to the NYDEC a letter which notes (A) the change in ownership of the Companies, (B) the Sellers', WWTI's and the Purchaser's agreement to participate jointly in the continuing investigation, monitoring and remediation of Existing Subsurface Contamination at the NYOFCO Facility (without providing any detail regarding financial obligations, which shall be kept confidential) and (C) requesting that the NYDEC copy the Sellers on all written communications with WWTI regarding the Existing Subsurface Contamination at the NYOFCO Facility and otherwise enable the Sellers, WWTI and the Purchaser to participate jointly in all communications, discussions and negotiations with the NYDEC regarding such Existing Subsurface Contamination.

               (vii) For purposes of this Section 7.2, the term "ENVIRONMENTAL LIABILITIES" shall mean any and all actions, causes of action, suits, losses, liabilities, damages, injuries, penalties, fees, costs, expenses and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against the Purchaser Indemnitees with respect to, imposed by, or arising in connection with any Environmental Laws or to comply with Sections 29.08, 29.09 and 29.10 of the NYOFCO Lease including clean-up and remediation costs and legal fees and other costs and expenses incurred to investigate, challenge or otherwise respond to assertions regarding Environmental Laws or Sections 29.08, 29.09 and 29.10 of the NYOFCO Lease). The term "EXISTING SUBSURFACE CONTAMINATION" shall mean all subsurface and surface water contamination by Hazardous Materials or other substances existing as of the Closing Date, including Subsurface Contamination that has been detected in the groundwater (and including, in the case of the NYOFCO Facility, by reference to the Tighe and Bond Subsurface Delineation Survey Report dated October 2, 1995, the Tighe and Bond NYOFCO Facility Remediation Assessment dated March 23, 1998, the Tighe & Bond NYOFCO Scope of Work dated March 2000 (the "T&B MARCH 2000 REPORT"), the report to be issued by Tighe & Bond following completion of the supplemental work proposed to be done in the T&B March 2000 Report and the results of groundwater sampling for non- Petroleum Hazardous Materials to be completed prior to the Closing Date) but not including any additional contamination which occurs after the Closing Date.

          (c) Environmental Liabilities related to Subsurface Contamination at or around the real property located at Highway M142 Verona, Michigan, Huron County, ("RTH FARMS");

          (d) (i) plans currently or, previously maintained or sponsored by WMI ("PARENT PLANS"), including, without limitation, retiree medical liability and pension liability under Parent Plans or (ii) failure to make contributions to benefit plans listed or required to be listed on Section 2.10 of the Disclosure Letter with respect to periods ending prior to the Closing Date or (iii) liability incurred either directly or indirectly by the Companies or their subsidiaries under Title IV of ERISA or Section 412 of the Code prior to the Closing Date, except to the extent that any such liabilities described in (i), (ii) or (iii) are reflected on the Closing Balance Sheet;

          (e) the claims described in Section 2.13 of the Disclosure Letter except for (A) item numbers 2 (Marshall), 3 (Avenue A dispute), 12 (Behun), 13 (New York City Inspector General), 15 (Rush Township), 16 (Mobile Alabama situation) and 17 (Roger Haag) and (B) claims for which the Purchaser has given the Seller written notice that it is assuming the defense thereof and over which it will exercise full decision-making control, as further described in Section 7.2.3(a), provided that the Purchaser shall only be entitled to indemnification in respect of (i) item 4 in Section 2.13 of the Disclosure Letter to the extent the Damages related to such item exceed $155,000 and (ii) each of items 5, 6 and 7 in Section 2.13 of the Disclosure Letter to the extent the Damages related to such item exceed $50,000; and

          (f) any payments due to employees and former employees of the Companies and their subsidiaries ("EMPLOYEE OBLIGATIONS") under (1) stock option plans and other incentive equity plans (including rights to cash payments arising therefrom) and (2) employee retention bonus or severance plans or agreements in place prior to the Closing which provide for payments to employees of the Companies and their subsidiaries in connection with the transaction contemplated hereby, including (A) all agreements providing for severance if an employee is terminated within a set period of time following a change of control transaction and (B) all of the items set forth on Section 2.10.5 of the Disclosure Letter, in each case other than payments due pursuant to employment contracts entered into in the ordinary course of business and not in contemplation of this or a similar transaction or payments pursuant to the general severance policies of the Companies and their subsidiaries under which the rights of participants to severance are based on length of service and not a change of control.

          The rights of the Purchaser Indemnitees to indemnification under
Section 7.2.1 shall be limited as follows:

          (A) No Purchaser Indemnitee shall be entitled to be indemnified in respect of any Damages to the extent such Purchaser Indemnitee shall have been compensated therefor in connection with the purchase price adjustment pursuant to Section 1.3 hereof through a reduction in the Aggregate Adjusted Final Stockholders Equity on the Closing Balance Sheet. There shall not be any duplicative payments or indemnities by any Seller.

          (B) The amount of any Damages incurred by Purchaser Indemnitees shall be reduced by the net amount the Purchaser Indemnitees recover (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Purchaser, on behalf of the Purchaser Indemnitees, shall use reasonable efforts to effect any such recovery; provided that the amount of indemnity obligation offset pursuant to this paragraph (B) shall not exceed 50% of the Purchaser's aggregate insurance coverage limits; and provided further that the Purchaser Indemnitees shall not be obligated to make such an insurance claim if the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to such Purchaser Indemnities, as the case may be, would exceed the value of the claim for which such Purchaser Indemnitee is seeking indemnification; and further provided that the Purchaser Indemnitees shall be entitled to be paid by the Sellers pursuant to this Section 7 as provided in this Section 7 without waiting for the receipt of any insurance proceeds which might offset any obligation hereunder in which case the Purchaser shall pay over to the Sellers the amount of such insurance proceeds upon receipt by the Purchaser.

          (C) The Purchaser Indemnitees shall not be entitled to indemnification under Section 7.2.1(a) with respect to a breach of the covenants set forth in
Section 4.2(ix) or Section 4.2(xi) or a breach of representation or warranty (i) except to the extent that the aggregate amount of the Damages (reduced as provided in paragraph (A) and (B) above) in respect of any individual breach of a representation and warranty or of the covenants set forth in Section 4.2(ix) or 4.2(xi) exceeds $25,000 (the "MINI-BASKET"), and if such breach does not exceed $25,000, it shall not count toward satisfying the aggregate deductible in clause (ii) hereof, and (ii) unless and until the aggregate amount of all Damages in respect of such claims against the Sellers under Section 7.2.1(a) exceeds $4.04 million (the "DEDUCTIBLE"), in which event the Sellers shall only be liable for such excess. Notwithstanding the foregoing, the Mini-Basket and Deductible shall not apply to the breach of a representation or warranty in Sections 2.1, 2.3, 2.4, 2.5, 2.6(b), 2.14, or 2.19 or the voluntary breach of the covenants set forth in Section 4.2(ix) or Section 4.2(xi).

          (D) After the Closing, the Sellers' maximum aggregate liability to the Purchaser Indemnitees under this Section 7.2.1 or otherwise under this Agreement shall not, except to the extent arising under Section 1.3 (Purchase Price Adjustments), Section 4.4 (Tax Matters), Section 4.18 (Non-Competition and Conduct of Business), Section 7.2.1(c) (RTH Farms), Section 7.2.1(d) (ERISA) or
Section 7.2.1(f) (Additional Benefits), exceed $67.33 million.

          7.2.2 By the Purchaser. From and after the Closing, the Purchaser agrees to indemnify and hold harmless each Seller, each Non-Company Affiliate and each director, officer or employee of any of the foregoing (collectively, "SELLER INDEMNITEES") from and against any Damages incurred or sustained by Seller Indemnitees as a result of (i) the breach by the Purchaser of any covenant, representation or warranty set forth in this Agreement, (ii) any liability arising from the Marshall Case after the Closing Date and (iii) any liability or obligation of any Seller or any Non-Company Affiliate for any obligation or liability of whatever kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before, on or after the Closing Date, of either Company or any of its subsidiaries, provided that the foregoing shall not apply to any Seller in respect of any items that such Seller has expressly agreed to pay or perform or any Damages to the extent the Purchaser is entitled to indemnification therefor pursuant to Section 7.2.1, provided, further, that there shall not be any duplicative payments or indemnities by the Purchaser. The amount of any Damages incurred by Seller Indemnitees shall be reduced by the net amount the Seller Indemnitees recover (after deducting all attorneys' fees, expenses and other costs of recovery from any insurer or other party liable for such Damages, and the Sellers, on behalf of the Seller Indemnitees, shall use reasonable efforts to effect any such recovery.

          7.2.3 Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to as an "INDEMNITEE." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "INDEMNITOR."

          (a) Third Party Claims. Within 20 business days after an Indemnitee receives notice of any third party claim or the commencement of any action by any third party (each, a "THIRD PARTY ACTION"), such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under
     Section 7, notify such Indemnitor in writing specifically referring to this
     Section 7.2.3(a) and in reasonable detail of such claim or action and include with such notice copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party. A third party claim existing on the date hereof shall also be considered a "Third Party Action" for purposes of this Section 7.2.3, provided that the Indemnitee shall not be required to give the Indemnitor notice of such claim. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, provided that if the Indemnitee is permitted to elect to be represented by separate counsel pursuant to the provision to the following sentence, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under Section 7 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnitee shall have the right to employ one counsel on behalf of all Indemnitees to represent it if either (x) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee's reasonable judgment, could have a material adverse effect on such Indemnitee or (y) the Indemnitee may have available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnitor, and in the case of clause (y) the fees and expenses of such separate counsel shall be paid by the Indemnitor. If the Indemnitor does not elect to assume the defense of such claim or action within 20 days of the Indemnitee's delivery to notice of such a claim or action, the Indemnitee shall be entitled to assume the defense thereof. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the third party claim as provided above). Unless it has been conclusively determined through a final judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Section 7.2.3, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action. The indemnification required by Sections 7.2.1 and 7.2.2 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

     Notwithstanding anything to the contrary herein, the Purchaser shall have the right upon express written notice to the Sellers to assume the defense of and take full decision-making control over any Third Party Action for which the Purchaser Indemnitees are indemnified under this agreement, provided that if the Purchaser exercises such right, the Sellers and WMI shall be relieved of their indemnification obligations hereunder with respect to such Third Party Action other than costs incurred prior to the assumption.

          (b) Other Claims. In the event an Indemnitee sustains any Damages not involving a third party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall deliver notice of such claim to the Indemnitor, which notice of claim shall specifically refer to this Section 7.2.3(b) and shall specify with reasonable detail the basis on which indemnification is being asserted and the amount of such Damages. The failure by any Indemnitee so to notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have to such Indemnitee under
     Section 7.2.1 or 7.2.2 except to the extent that the Indemnitor demonstrates that it has been materially prejudiced by such failure. If the Indemnitor does not notify the Indemnitee within 30 calendar days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under this Section 7, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under this Section 7 and the Indemnitor shall pay the amount of such claim to the Indemnitee on demand or, in the case of any-notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnitor has timely disputed its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Article 9 of this Agreement.

          7.2.4 Tax Treatment of Indemnity Payment. The Sellers and the Purchaser agree to treat any indemnity payment made pursuant to Sections 4.4 and
7.2 as an adjustment to the purchase price for all Tax purposes unless otherwise required by law.

          7.2.5 Exclusivity of Indemnification Provision. The indemnity provided for in Section 4.4 and in this Section 7 shall be the sole and exclusive remedy of the Purchaser and the Sellers after the Closing for any inaccuracy of any representation or warranty of the other party or any failure or breach of any Pre-Closing Covenant (other than claims of, or causes of action arising from, fraud) In furtherance of the foregoing, the parties hereto hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud), any Company or any subsidiary of a Company may have against the other party or its affiliates relating to any inaccuracy of any representation or warranty of the other party or any failure or breach of any Pre-Closing Covenant arising under or based upon any Federal, state or local law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Agreement).

     8. General Provisions.

          8.1 Modification; Waiver. This Agreement may be modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.

          8.2 Entire Agreement. This Agreement and the schedules, exhibits and Disclosure Letter (including the schedules to the Disclosure Letter) hereto is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof, except that this Agreement does not supersede, unless and until the Closing occurs, the Confidentiality Agreement, the terms and conditions of which the parties hereto expressly reaffirm.

          8.3 Certain Limitations. It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Sections 2 and 3 and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party's affiliates, representatives or agents, including, without limitation, any such statement, representation or warranty contained in any offering memorandum or any information, document or-material made available to the Purchaser in certain "data rooms", management presentations or any other form in expectation of the transactions contemplated hereby, except for the representations and warranties set forth in such Sections 2 and 3. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE BUSINESS AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT THE PURCHASER TAKES THE ASSETS OF THE BUSINESS "AS IS" AND "WHERE IS". The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement. The Purchaser acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the Business, and that it has only a contractual relationship with the Sellers, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between it and either Seller; provided that nothing in the foregoing sentence shall be deemed to impute knowledge of any fact or circumstance not disclosed in the Disclosure Letter to the Purchaser or to modify any representation or warranty made herein.

          8.4 Termination.

          (a) This Agreement may be terminated: (i) at any time prior to the Closing Date by mutual consent of the Purchaser and the Sellers; (ii) by the Purchaser or the Sellers if the Closing shall not have taken place on or before 120 days after the date hereof (the "DROP-DEAD DATE"); provided, however, that if the failure of the Closing to take place on or before the Drop-Dead Date is due to the failure to receive a termination or expiration of the waiting period under the HSR Act, the Drop-Dead Date shall be automatically extended to the date which is 10 business days following the termination or expiration of the waiting period under the HSR Act, provided that such date shall not be extended beyond December 31, 2000; or (iii) by either the Purchaser or the Sellers by written notice to the other party if any event, fact or condition shall occur or exist that shall have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement (other than the conditions set forth in Section 6.4.5), and such event, fact or condition shall not have been cured by the non-terminating party or waived by the terminating party within 30 days, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements or covenants hereof to be performed or complied with by such party prior to the Closing, provided that with respect to any termination pursuant to the foregoing clauses (ii) and (iii), the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination.

          (b) In the event of termination by the Sellers or the Purchaser pursuant to this Section 8.4, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

               (i) The Purchaser shall return to the Sellers all documents and other materials received from the Sellers, and their respective affiliates and agents (and shall destroy all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

               (ii) All confidential information received by the Purchaser with respect to the Sellers and their respective affiliates shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated as provided in this Section 8.4, this Agreement shall become null and void and of no further force or effect, except for the Confidentiality Agreement as amended by the last sentence of Section 4.3, Section 4.7 relating to publicity, and Section 8.5 relating to certain expenses. Nothing in this Section 8.4 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

          (d) If (i) all of the conditions to Close set forth in Section 6.2 and
     6.4 have been satisfied except for the condition set forth in Section 6.4.5 (Financing) and (ii) thereafter the Sellers or the Purchaser terminate this Agreement pursuant to clause (ii) of Section 8.4(a), upon 15 days written notice from the Sellers, the Purchaser shall pay to the Sellers $1,000,000.

          8.5 Expenses. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement, provided that Sellers shall have no obligation to reimburse the Purchaser or any Purchaser Indemnitees with respect to any such expenses borne by the Company to the extent reflected in the Financial Statements or incurred thereafter and reflected in the accounting records of the Companies or their subsidiaries and, if appropriate, accrued on the Closing Balance Sheet.

          8.6 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

          8.7 Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall, upon the request and at the expense of the Sellers, permit the Sellers and their representatives full access at all reasonable times to the books, records and personnel of the Companies and its subsidiaries, and the Purchaser shall execute (and shall cause the Company and their respective subsidiaries to execute) such documents as the Sellers may reasonably request to enable the Sellers to file any required reports or Tax Returns relating to the Companies or any of their subsidiaries, to defend any litigation involving any Seller or any Non-Company Affiliate or otherwise for a valid business purpose. The Purchaser shall not dispose of such books and records during the seven-year period beginning with the Closing Date without the Sellers' consent, which shall not be unreasonably withheld. Following the expiration of such seven-year period, the Purchaser may dispose of such books and records at any time upon giving 60 days' prior written notice to the Sellers, unless the Sellers agree to take possession of such books and records within 60 days at no expense to the Purchaser.

          8.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (b) if sent by facsimile transmission, with a copy mailed by first class mail, postage prepaid, or in the manner provided in (a) above on the same day, when transmitted and receipt is confirmed by telephone; or (c) if otherwise actually personally delivered, when delivered and shall be delivered as follows:

          if to the Sellers:

               Wheelabrator Technologies, Inc.
               4 Liberty Lane West
               Hampton, New Hampshire 03842
               Fax Number: (603) 929-3111
               Attention: General Counsel

          with copies to:

               Waste Management Inc.
               1001 Fannin, Suite 4000
               Houston, Texas 77002
               Fax Number: (713) 209-0704
               Attention: General Counsel

               Debevoise & Plimpton
               875 Third Avenue,
               New York, New York 10022
               Fax Number: (212) 909-6836
               Attention: Robert F. Quaintance, Jr.

          if to the Purchaser:

               Synagro Technologies, Inc.
               1800 Bering Drive, Suite 1000
               Houston, TX 77057
               Attention: Ross M. Patten
                          Mark A. Rome
               Telecopier No.: (713) 369-1760

               with a copy to:

               GTCR Golder Rauner, L.L.C.
               6100 Sears Tower
               Chicago, IL 60606
               Attention: David A. Donnini
                          Vincent J. Hemmer
               Telecopier No.: (312) 382-2202

               and

               Kirkland & Ellis
               200 E. Randolph Drive
               Chicago, IL 60601
               Attention: Stephen L. Ritchie
               Telecopier No.: (312) 861-2200

or to such other address or to such other person as any party hereto shall have last designated by notice to the other parties.

          8.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except for the assignment by the Purchaser of its rights or interests hereunder after the Closing to one or more of its lenders for collateral security purposes (and such lender may exercise all of the rights and remedies of the Purchaser hereunder) or any of its affiliates, any assignment by any party hereto shall require the prior written consent of the other parties and any purported assignment without such consent shall be void and of no effect.

          8.10 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

          8.11 Counterparts. This Agreement may be executed in counterparts, both of which shall constitute one and the same instrument.

          8.12 Interpretation. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to the Sellers' knowledge or the knowledge of either Seller shall mean the actual knowledge of the persons listed on Section 8.12 of the Disclosure Letter and obtained in the normal course of their respective duties as officers of a Seller or a Company. The disclosure of any matter in the schedules hereto shall be deemed to be a disclosure for all purposes of this Agreement to which the relevance of the disclosure is reasonably apparent, but shall expressly not be deemed to constitute an admission by either Seller or the Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement. The terms "include," "includes" and "including" shall


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be deemed followed by "without limitation." References herein to the Purchaser and its subsidiaries shall be deemed to include the Companies and their subsidiaries from and after the Closing Date.

          8.13 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of such state.

          8.14 Waiver of Punitive and Other Damages and Jury Trial.

          (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FORGO ANY RIGHT TO RECOVER PUNITIVE DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT NEITHER PARTY HERETO WAIVES THE RIGHT TO RECOVER ANY SUCH DAMAGES BY WAY OF THE INDEMNIFICATION PROVISIONS SET FORTH HEREIN IF THE INDEMNIFIED PARTY IS REQUIRED TO PAY SUCH DAMAGES AS A RESULT OF A THIRD PARTY CLAIM.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

          8.15 Waste Management Obligations. WMI hereby unconditionally and irrevocably guarantees the performance by the Sellers of their respective obligations under this Agreement.

          8.16 Certain Definitions. The following terms used herein shall have the following meanings:


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


          "affiliate" means, with respect to any specified person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

          "Agreement" means this stock purchase agreement.

          "Backup Landfill Agreement" means an affiliate agreement for disposal listed in Section 2.9(iv) of the Disclosure Letter.

          "Competitive Activities" means (1) treating or processing of Residuals, including but not limited to dewatering, incinerating, composting, drying, pelletizing, alkaline or lime stabilizing or pasteurizing; (2) handling, hauling, or transporting Residuals for the purpose of treatment, processing, storage, digester cleaning, lagoon cleaning, land application, or land reclamation; or (3) providing commercial services consisting of record keeping, permitting, sampling, testing or reporting to governmental agencies in connection with the treating, processing, storing, land application, or reclamation as required by 40 CFR Parts 503 or 257 or their successor provisions. Competitive Activities does not mean (1) disposing of Residuals into a landfill without processing or treatment even if such disposal (x) has the incidental effect of being a beneficial reuse, (y) is deemed a beneficial reuse under applicable law, or (z) involves the addition of an odor control agent, (2) handling, hauling, or transporting Residuals for the purpose of disposing of Residuals into a landfill without processing or treatment and (3) other activities merely incidental to the activities set forth in clauses (1) and
     (2) of this sentence.

          "control" (including the correlative terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting equity interest, by contract or otherwise.

          "Customer" and "Customers" means (i) all of the customers and prospective customers of the Companies and their subsidiaries set forth in
     Schedule 4.18(A) and Schedule 4.18(B) to Section 4.18 of the Disclosure Letter and (ii) any other prospective customers who award a contract to the Companies prior to Closing. If Sellers have not received written notice that a Customer set forth in Schedule 4.18(B) to Section 4.18 of the Disclosure Letter has executed and delivered a contract with the Companies or their subsidiaries on or before the later of December 31, 2000 or 90 days following the "Projected Signature Date" for such contract set forth in Schedule 4.18(B) to Section 4.18 of the Disclosure Letter, such customer shall cease to be a Customer as of such later date; provided that the prospective customers related to the Projects shall always be "Customers" for purposes hereof.

          "Customer Contract" means, with respect to a Customer, the contract which is currently in place or which is to be entered into between either Company or one of its subsidiaries and such Customer referenced on Schedule 4.18(A) or 4.18(B) to
     Section 4.18 of the Disclosure Letter.

          "Customer Contract Term" means (A) with respect to a Customer Contract in effect as of the date hereof, the contract duration or contract term of such Customer Contract (including any continuations and extensions of such contract duration or contract term in accordance with the terms of such contract but excluding any rebids of such Customer Contract) or if the contract is "at-will" or no specific contract duration or contract term is provided under the terms of such contract, until the termination of such Customer Contract in accordance with its terms or (B) with respect to a Customer Contract which becomes effective after the date hereof, the contract duration or contract term specified in the bid submitted for such Customer Contract (including any continuations and extensions of such contract duration or contract term in accordance with the terms of the bid but excluding any rebids of such Customer Contracts).

          "Excluded Changes to Reserves" means:

     (a) any decreases in reserves or liabilities reflected on the Closing Balance Sheet compared to the Offer Balance Sheet (other than changes to litigation reserves not in excess of $150,000) unless

               (i) such changes have been made in accordance with GAAP consistent with past practice,

               (ii) such changes do not relate to the items for which the Purchaser has been indemnified under Section 7.2.1(f), and

               (iii) the liability relating to the matter for which the reserve was taken has been finally determined and any amount determined to be payable with respect to such liability has been paid and there is no reasonable likelihood that the Companies and their subsidiaries will be subject to liability with respect to such matter in excess of the remaining amount of such reserve on the Closing Balance Sheet; and

     (b) decreases to litigation reserves in excess of $150,000.

          "GAAP" means United States generally accepted accounting principles consistently applied.

          "Joint Venture" means the joint venture established pursuant to that certain Purchase and Sale Agreement, dated as of March 10, 1999, between Waste Management, Inc. and Vivendi, S.A.

          "Marshall Case" means Joanne Marshall v. Wheelabrator Water Technologies, Wheelabrator Environmental Systems Inc., Wheelabrator Technologies Company, WMX Technologies, Inc., Waste Management, Inc., Portland Water District Co., Rosemond Hughes, Walter Nordstrom and Robert Varney as Commissioner of NH DES.

          "Marshall Case Costs" means the Sellers' and the Non-Company Affiliates' out-of-pocket costs and expenses incurred in connection with the defense of the Marshall Case from the date hereof through the close of business on the day before the Closing Date.

          "Material Adverse Effect" means a material adverse change in, or a material adverse effect on, the business, assets condition (financial or otherwise), results of operations of WWTI, RPI and their respective subsidiaries, taken as a whole, or on the ability of either Seller or WMI to timely consummate the transactions contemplated hereby.

          "Need for Landfill Services" means that the Companies or their subsidiaries desire to procure the service of disposal of material quantities of Residuals into a landfill.

          "Non-Company Affiliate" means any affiliate of the Sellers other than the Companies and their subsidiaries.

          "person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

          "Residuals" means municipal or industrial sludge or biosolids or animal manure.

          "subsidiary" means, with respect to any person, an affiliate that is controlled by such person directly, or indirectly through one or more intermediaries.


                                    * * * * *


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


          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

                                   WASTE MANAGEMENT, INC.


                                   By /s/ BRYAN J. BLANKFIELD
                                     -------------------------------------------
                                   Name:  Bryan J. Blankfield
                                   Title: Vice President and Assistant Secretary



                                   RESCO HOLDINGS, INC.


                                   By /s/ BRYAN J. BLANKFIELD
                                     -------------------------------------------
                                   Name:  Bryan J. Blankfield
                                   Title: Vice President and Secretary


                                   WASTE MANAGEMENT HOLDINGS, INC.



                                   By /s/ BRYAN J. BLANKFIELD
                                     -------------------------------------------
                                   Name:  Bryan J. Blankfield
                                   Title: Vice President and Secretary



                                   SYNAGRO TECHNOLOGIES, INC.




                                   By /s/ ROSS M. PATTEN
                                     -------------------------------------------
                                   Name:  Ross M. Patten
                                   Title: Chairman / CEO